Nanophase Technologies Corporation 8-K

Exhibit 10.1

CERTAIN INFORMATION, MARKED IN THIS EXHIBIT WITH BRACKETS, HAS BEEN EXCLUDED FROM THIS EXHIBIT IN RELIANCE ON REGULATION S-K, ITEM 601(B)(10)(IV) BECAUSE SUCH INFORMATION IS BOTH NOT MATERIAL AND WOULD LIKELY CAUSE COMPETITIVE HARM TO THE COMPANY IF PUBLICLY DISCLOSED.

STANDARD FORM
INDUSTRIAL BUILDING LEASE

1.      BASIC TERMS:

This Section contains the Basic Terms of this lease (this “Lease”) between Landlord and Tenant, as each is named below. Other Sections of the Lease referred to in this Section explain and define the Basic Terms and are to be read in conjunction with the Basic Terms.

1.1             Effective Date of Lease: December 1, 2021.

1.2             Landlord: FR JH 10, LLC

1.3             Tenant: Nanophase Technologies Corporation, an Illinois corporation.

1.4             Premises: Approximately 222,935 rentable square feet to be expanded on 11/1/2022 by an additional 37,955 rentable square feet, depicted in Exhibit A-1 as Unit B, for a total of 260,890 rentable square feet in the building commonly known as 400 Crossroads Pkwy, Bolingbrook, IL 60440 (the “Building”). The Building’s total square feet is 260,890. The Premises are depicted on Exhibit A-1.

1.5             Property: The real property on which the Building is located, as legally described on Exhibit A.

1.6             Lease Term: Ten (10) years and approximately five (5) months (“Term”), commencing December 31, 2021 (“Commencement Date”) and ending, on May 31, 2032 (“Expiration Date”). If the Commencement Date occurs on a day other than the first day of a calendar month, the Rent due for the first calendar month of the Term shall be prorated on a per diem basis (based on a 365 (366 in leap years) day, 12-month year) and paid to Landlord on the Commencement Date, and Term will be extended to terminate on the last day of the calendar month in which the Expiration Date occurs. In the event that, for any reason, Landlord permits Tenant to have access to, or possession of, the Premises prior to the Commencement Date, all of the terms and conditions of this Lease (except the obligation to pay Base Rent, as defined below) shall apply throughout any pre-Commencement Date use or occupancy. Landlord shall not, however, be obligated to grant to Tenant any right to use, occupy or possess all or any portion of the Premises prior to the Commencement Date.

1.7             Permitted Uses: General manufacturing, warehousing and distribution of non-hazardous goods.

1.8             Tenant’s Guarantor: None.

1.9             Brokers:

Tenant Broker: Colliers International

Landlord Broker: CBRE

1.10           Security Deposit: [****************************]

1.11           Initial Estimated Additional Rent: [************] per month.

1.12           Tenant’s Proportionate Share: 85.4517%, which will increase to 100% as of 11/1/2022.

1.13           Addendums and Exhibits to Lease: The following addendums and exhibits are attached to and made a part of this Lease:

Renewal Option - Fair Market Value

Exhibit A (Legal Description); Exhibit A-1 (Depiction of Premises); Exhibit B (Broom Clean Condition and Repair Requirements); Exhibit C (Rules and Regulations); Exhibit D (Landlord’s Work, if any); Exhibit E (Confirmation of Commencement Date); Exhibit F (Sample Letter of Credit) (intentionally omitted); Exhibit G (Tenant Contacts).

2.     LEASE OF PREMISES; RENT.

2.1             Lease of Premises for Lease Term. Landlord hereby leases the Premises to Tenant, and Tenant hereby rents the Premises from Landlord, for the Term and subject to the conditions of this Lease.

2.2             Types of Rental Payments. Tenant shall pay net base rent (the “Base Rent”) to Landlord in monthly installments, in advance, on the first day of each and every calendar month during the Term, in the amounts and for the periods as set forth below:

Base Rent Table – 222,935 SF

Lease Period	Monthly Base Rent	Base Rent Net of Abated Rent (If Applicable) *
12/31/2021 – 5/31/2022	$94,747.38	$0.00
6/1/2022 – 10/31/2022	$94,747.38	$94,747.38

Base Rent Table – 260,890 SF

Lease Period	Monthly Base Rent
11/1/2022 – 5/31/2023	$110,878.25
6/1/2023 – 5/31/2024	$113,927.40
6/1/2024 – 5/31/2025	$117,060.40
6/1/2025 – 5/31/2026	$120,279.56
6/1/2026 – 5/31/2027	$123,587.25
6/1/2027 – 5/31/2028	$126,985.90
6/1/2028 – 5/31/2029	$130,478.01
6/1/2029 – 5/31/2030	$134,066.16
6/1/2030 – 5/31/2031	$137,752.98
6/1/2031 – 5/31/2032	$141,541.19

Monthly installments of Base Rent shall be conditionally abated as follows. Base Rent shall be abated 100% from December 31, 2021 through May 31, 2022, such that Base Rent shall be $0.00 per month, subject to all terms of this Section. Notwithstanding such abatement of Base Rent, all other sums due under the Lease, including Additional Rent and sales tax (if applicable), shall be payable as provided in the Lease. The abatement of Base Rent provided for in this provision is conditioned upon Tenant’s full and timely performance of all of its obligations under the Lease. If at any time during the Lease Term an Event of Default by Tenant occurs, then the abatement of Base Rent provided for in this provision shall immediately become void, and Tenant shall promptly pay to Landlord, in addition to all other amounts due to Landlord under the Lease, the full amount of all Base Rent herein abated. Tenant shall also pay (a) Tenant’s Proportionate Share of Operating Expenses (as hereinafter defined), and (b) any other amounts owed by Tenant hereunder (the sums described in (a) and (b), collectively, “Additional Rent”).

In the event any monthly installment of Base Rent or Additional Rent, or both, is not paid within 5 calendar days of the date when due, a late charge in an amount equal to 5% of the then delinquent installment of Base Rent and/or Additional Rent (the “Late Charge”) shall be imposed with respect to the then-delinquent Rent (as defined below) payment.

For purposes of this Lease, the Late Charge, Default Interest, (as herein after defined), Base Rent and Additional Rent shall collectively be referred to as “Rent.” All Rent shall be paid by Tenant to Landlord, by ACH to [********] (or such other entity designated as Landlord’s management agent, if any, and if Landlord so appoints such a management agent, the “Agent”), or pursuant to such other directions as Landlord shall designate in this Lease or otherwise in writing.

2.3             Required Payments at Execution. Simultaneously with the execution and delivery of this Lease, Tenant shall deposit with Landlord or Agent an amount equal to the sum of the first monthly installment of Base Rent of $[********] payable under this Lease, and the sum designated as the Initial Estimated Additional Rent ($[********]), in cash or cash equivalents.  Tenant’s deposit of the foregoing items, together with the amount of the Security Deposit ($[********]) specified in Section 1.10 above shall constitute a condition precedent to the Landlord’s obligations under this Lease.

2.4             Covenants Concerning Rental Payments. Tenant shall pay the Rent promptly when due, without notice or demand, and without any deduction or setoff. No payment by Tenant, or receipt or acceptance by Agent or Landlord, of a lesser amount than the correct Rent shall be deemed to be other than a payment on account, nor shall any endorsement or statement on any check or letter accompanying any payment be deemed an accord or satisfaction, and Agent or Landlord may accept such payment without prejudice to Landlord’s right to recover the balance due or to pursue any other remedy available to Landlord. If the Commencement Date occurs on a day other than the first day of a calendar month, the Rent due for the first calendar month of the Term shall be prorated on a per diem basis (based on a 365 (366 in leap years) day, 12-month year) and paid to Landlord on the Commencement Date, and the Term will be extended to terminate on the last day of the calendar month in which the Expiration Date occurs.

3.     OPERATING EXPENSES.

3.1             Definitional Terms Relating to Additional Rent. For purposes of this Section and other relevant provisions of the Lease:

3.1.1.               Operating Expenses. The term “Operating Expenses” shall mean, except as may be provided in this paragraph, all costs and expenses paid or incurred by Landlord with respect to, or in connection with, the ownership, repair, restoration, maintenance and operation of the Property. Operating Expenses may include, but are not limited to, any or all of the following: (i) services provided directly by employees of Landlord or Agent in connection with the operation, maintenance or rendition of other services to or for the Property (including, but not limited to, the Common Areas, as defined below); (ii) to the extent not separately metered, billed, or furnished, all charges for utilities and services furnished to either or both of the Property and the Premises, including, without limitation, the Common Areas, together with any taxes on such utilities; (iii) a market rate based on local market conditions for commercial property, casualty, general liability, umbrella liability, boiler, flood, earthquake, terrorism and all other types of insurance typically provided by Landlord and relating to the Property; and all deductibles required to be paid by Landlord pursuant to insurance policies required to be maintained by Landlord under this Lease; the amount of any deductible(s) if and to the extent a loss(es) is incurred and the applicable insurer(s) applies the deductible before making payment of any available insurance proceeds; (iv) management fees to Landlord or Agent or other persons or management entities actually involved in the management and operation of the Property, in which management fee shall not exceed three percent (3%) of net base rent, (v) any capital improvements made by, or on behalf of, Landlord to the Property that: (a) are designed to reduce Operating Expenses; and/or (b) required to keep the Property in compliance with all governmental laws, rules and regulations applicable thereto, from time to time, the cost of which capital improvements shall be reasonably amortized by Landlord (collectively “Qualifying Capital Improvements”); (vi) all professional fees incurred in connection with the operation, management and maintenance of the Property; (vii) Taxes, (as hereinafter defined); and (viii) dues, fees or other costs and expenses, of any nature, due and payable to any association or comparable entity to which Landlord, as owner of the Property, is a member or otherwise belongs and that governs or controls any aspect of the ownership and operation of the Property; (ix) any real estate taxes and common area maintenance expenses levied against, or attributable to, the Property under any declaration of covenants, conditions and restrictions, reciprocal easement agreement or comparable arrangement that encumbers and benefits the Property and other real property (e.g., a business park); and (x) all costs and expenses incurred to maintain, repair and replace all or any of the Common Areas. Upon request by Tenant, after November 1, 2022, the Landlord will provide to the Tenant the names, addresses, costs and copies of all contracts, of service providers, suppliers and contactors which are included in the Operating Expenses, and Tenant will have the option of substituting alternative service providers, suppliers and contractors providing equivalent or superior service.

3.1.2.               Taxes. The term “Taxes,” shall mean (i) all governmental taxes, assessments, fees and charges of every kind or nature (other than Landlord’s income taxes), whether general, special, ordinary or extraordinary, due at any time or from time to time, during the Term and any extensions thereof, in connection with the ownership, leasing, or operation of the Property, or of the personal property and equipment located therein or used in connection therewith; and (ii) any reasonable expenses incurred by Landlord in reviewing and contesting either or both of (x) such taxes or assessments and (y) the assessed value of the Property. For purposes hereof, Tenant shall be responsible for the payment of its Proportionate Share of all Taxes that are due and payable at any time during the Term, regardless of when such Taxes may have accrued (it being understood that Tenant shall be responsible for its Proportionate Share of Taxes on a so-called “cash” basis, as opposed to a so-called “accrual” basis). Such obligation shall survive the termination or expiration of this Lease. Tenant will not be entitled to tax appeal refunds if in default or if any tax appeal fees are unpaid.

3.1.3.               Operating Year. The term “Operating Year” shall mean the calendar year commencing January 1st of each year (including the calendar year within which the Commencement Date occurs) during the Term.

3.2             Payment of Operating Expenses. Tenant shall pay, as Additional Rent and in accordance with the requirements set forth herein, Tenant’s Proportionate Share of the Operating Expenses. Additional Rent commences to accrue upon the Commencement Date. The Tenant’s Proportionate Share of Operating Expenses payable hereunder for the Operating Years in which the Term begins and ends shall be prorated to correspond to that portion of said Operating Years occurring within the Term. Tenant’s Proportionate Share of Operating Expenses and any other sums due and payable under this Lease shall be adjusted upon receipt of the actual bills therefor, and the obligations of this Section shall survive the termination or expiration of the Lease. The Landlord will provide the Tenant an itemized listing of actual Operating Expenses and costs no less than every 3 months, upon Tenants request.

3.3             Payment of Additional Rent. Landlord shall have the right to reasonably estimate the Operating Expenses for each Operating Year. Upon Landlord’s or Agent’s notice to Tenant of such estimated amount, Tenant shall pay, on the first day of each month during that Operating Year, an amount (the “Estimated Additional Rent”) equal to the estimate of the Tenant’s Proportionate Share of Operating Expenses divided by 12 (or the fractional portion of the Operating Year remaining at the time Landlord delivers its notice of the estimated amounts due from Tenant for that Operating Year). If the aggregate amount of Estimated Additional Rent actually paid by Tenant during any Operating Year is less than Tenant’s actual ultimate liability for Operating Expenses for that particular Operating Year, Tenant shall pay the deficiency within thirty (30) days of Landlord’s written demand therefor. If the aggregate amount of Estimated Additional Rent actually paid by Tenant during a given Operating Year exceeds Tenant’s actual liability for such Operating Year (“Excess Additional Rent”), the Excess Additional Rent shall be credited against the Estimated Additional Rent next due from Tenant after Landlord’s determination that Excess Additional Rent has been paid by Tenant; provided, however, in the event that Tenant pays Excess Additional Rent during the final Lease Year, then upon the expiration of the Term, and determination, by Landlord, of the actual amount of Excess Additional Rent, Landlord or Agent shall pay Tenant the then-applicable Excess Additional Rent.

3.4             Auditing of Operating Expenses. As soon as is reasonably practical after each Operating Year, Landlord shall provide Tenant with a statement (a “Statement”) setting forth Tenant’s actual ultimate liability for its Proportionate Share of Operating Expenses for the subject Operating Year. If Tenant disputes the amount set forth in a given Statement, Tenant shall have the right, at Tenant’s sole expense, to cause Landlord’s books and records with respect to the particular Operating Year that is the subject of that particular Statement to be audited (the “Audit”) by a certified public accountant mutually acceptable to Landlord and Tenant (the “Accountant”), provided Tenant (i) has not defaulted under this Lease and failed to cure such default on a timely basis and (ii) delivers written notice (an “Audit Notice”) to Landlord on or prior to the date that is sixty (60) days after Landlord delivers the Statement in question to Tenant (such 60-day period, the “Response Period”). Any Statement shall be final and binding upon Landlord and Tenant and shall, as between the parties, be conclusively deemed correct, at the end of the applicable Response Period, unless prior thereto, Tenant timely delivers an Audit Notice with respect to the then-applicable Statement. If Tenant timely delivers an Audit Notice, Tenant must commence such Audit within sixty (60) days after the Audit Notice is delivered to Landlord, and the Audit must be completed within thirty (30) days of the date on which it is begun. The Audit shall take place at the offices of Landlord where its books and records are located, at a mutually convenient time during Landlord’s regular business hours. Before conducting the Audit, Tenant must pay the full amount of Operating Expenses billed under the Statement then in question. Tenant hereby covenants and agrees that the Accountant engaged by Tenant to conduct the Audit shall be compensated on an hourly basis and shall not be compensated based upon a percentage of overcharges it discovers. Such Audit shall be deemed final and binding upon Landlord and Tenant and shall, as between the parties, be conclusively deemed correct. If the results of the Audit reveal that the Tenant’s ultimate liability for Operating Expenses does not equal the aggregate amount of Estimated Additional Rent actually paid by Tenant to Landlord during the Operating Year that is the subject of the Audit, the appropriate adjustment shall be made between Landlord and Tenant, and any payment required to be made by Landlord or Tenant to the other shall be made within thirty (30) days after the Accountant’s determination. In no event shall this Lease be terminable nor shall Landlord be liable for damages based upon any disagreement regarding an adjustment of Operating Expenses. Tenant agrees that the results of any Audit shall be kept strictly confidential by Tenant and shall not be disclosed to any other person or entity except as authorized in Paragraph 25.13.

4.     USE OF PREMISES AND COMMON AREAS; SIGNAGE; SECURITY DEPOSIT.

4.1               Use of Premises and Property. The Premises shall be used by the Tenant for the Permitted Use and for no other purpose whatsoever. Landlord makes no representation that this use is compliant with Law. Tenant acknowledges it is solely responsible for verifying the use is permitted, and for seeking any permits, licenses, or variances necessary to conduct its business. Tenant shall not, at any time, use or occupy, or suffer or permit anyone to use or occupy, the Premises, or do or permit anything to be done in the Premises or the Property, in any manner that may (a) violate any “Certificate of Occupancy” (or comparable permit or license) for either or both of the Premises and the Property; (b) cause, or be liable to cause, injury to, or in any way impair the value or proper utilization of, all or any portion of the Property or any equipment, facilities or systems therein; (c) constitute a violation of the laws and requirements of any Laws (as hereinafter defined), or the requirements of insurance bodies or the rules and regulations of the Property, including, but not limited to, any covenant, condition or restriction encumbering the Property or otherwise in breach of any of the terms and conditions of this Lease; (d) exceed the load bearing capacity of the floor of the Premises; (e) impair the character, reputation or appearance of the Property; or (f) unreasonably inconvenience or disrupt the operations or tenancies of other tenants or permitted users of the Property.

4.2             Use of Common Areas. As used herein, “Common Areas” shall mean all areas within the Property that are available for the common use of tenants of the Property and that are not leased or held for the exclusive use of Tenant or other tenants or licensees, including, but not limited to, parking areas, driveways, sidewalks, loading areas, access roads, corridors, landscaping and planted areas. Tenant shall have the nonexclusive right to use the Common Areas for the purposes intended, subject to such reasonable rules and regulations as Landlord may uniformly establish from time to time. Tenant shall not interfere with the rights of any or all of Landlord, other tenants or licensees, or any other person entitled to use the Common Areas. Without limitation of the foregoing, Tenant shall not park or store any vehicles or trailers on, or conduct truck loading and unloading activities in, the Common Areas in a manner that unreasonably disturbs, disrupts or prevents the use of the Common Areas by any or all of Landlord, other tenants or licensees or other persons entitled to use the Common Areas. Landlord, from time to time, may change any or all of the size, location, nature and use of any of the Common Areas although such changes may result in inconvenience to Tenant, so long as such changes do not materially and adversely affect Tenant’s use of the Premises. In addition to the foregoing, Landlord may, at any time, close or suspend access to any Common Areas to perform any acts in the Common Areas as, in Landlord’s reasonable judgment, are desirable to improve or maintain either or both of the Premises and the Property, or are required in order to satisfy Landlord’s obligations under this Lease; provided, however, that Landlord shall use reasonable efforts to limit any disruption of Tenant’s use and operation of the Premises in connection therewith. Notwithstanding anything contained in this Lease to the contrary, if at any time, Landlord determines, in its sole discretion, that the parking areas at the Property are or have become overburdened, Landlord may allocate parking on a proportionate basis or assign parking spaces among all tenants at the Property.

4.3             Signage. Tenant shall not affix any sign of any size or character to any portion of the Property, without prior written approval of Landlord, which approval shall not be unreasonably withheld or delayed, and then only in compliance with all applicable Laws, Easements and Landlord’s list of signage specifications. Tenant shall remove all signs of Tenant upon the expiration or earlier termination of this Lease and immediately repair any damage to either or both of the Property and the Premises caused by, or resulting from, such removal, or the installation or existence of the signs.

4.4             Security Deposit. Prior to the Commencement Date, Tenant shall deposit with Landlord or Agent the Security Deposit, in cash, representing security for the performance by Tenant of the covenants and obligations hereunder. Upon Tenant’s delivery to Landlord or Agent of an irrevocable letter of credit (“L/C”) issued by a national U.S. banking institution (the “Issuer”) acceptable to Landlord, in its sole, but reasonable discretion, and in form and substance reasonably satisfactory to Landlord, Landlord shall return to Tenant the cash being held by Landlord as the Security Deposit.. Tenant specifically acknowledges and agrees that Landlord shall not be deemed to act unreasonably if Landlord refuses to accept an L/C issued by a financial institution that has been placed in receivership or declared insolvent by the FDIC, or has accepted any federal assistance from the Troubled Assets Relief Program or any similar or comparable program or legislation. In addition to any other items that Landlord may reasonably require, the L/C shall: (a) name Landlord as its beneficiary; (b) have an initial term of no less than one year; (c) automatically renew for one year periods unless the issuer provides Landlord with at least 60 days’ advance written notice that the L/C will not be renewed; (d) the L/C shall permit partial draws; (e) the sole and exclusive condition to any draw on the L/C shall be that Landlord certifies to the issuer that either or both of the following is/are true: (i) Tenant is the debtor in a pending bankruptcy proceeding; and (ii) Tenant is in Default (as hereinafter defined) of this Lease; and (f) be transferable to Successor Landlords (defined below) on as many occasions as desired. In the event that any of the following occurs: (w) the expiration date of any L/C occurs before the Expiration Date, (x) the issuer has advised Landlord that the issuer will not automatically renew the L/C; (y) Tenant fails to deliver to Landlord at least forty-five (45) days prior to the expiration of such L/C either (A) an amendment thereto extending the expiration date of such L/C for not less than twelve (12) months, or (B) a new L/C, in form and substance in accordance with (a) through (f) above and otherwise satisfactory to Landlord (in its reasonable discretion); or (z) the credit rating of the Issuer is down-graded below an A3 rating by Moody’s or an A- rating with Standard & Poor’s and Landlord has provided Tenant written notice demanding the replacement of the L/C and Tenant has failed to do so within 30 days of receipt of such written demand. Then, Landlord may draw on the L/C then in Landlord’s possession, and thereafter (in addition to any other remedies available to Landlord under this Lease) apply the proceeds of such L/C in whatever manner or for whatever purpose Landlord reasonably deems appropriate in the event that Tenant fails to timely comply with any or all of the covenants and obligations imposed on Tenant under the Lease. Notwithstanding the times to cure the defects noted above, Landlord may draw upon the L/C prior to its expiration even if within the notice period and so any notice period stated above shall be the earlier of the times periods provided above and three (3) business days prior to the expiration of the L/C. In the event that, upon the occurrence of any of the instances described in (w) through (z), Tenant delivers to Landlord a new L/C that satisfies the requirements of the Section 4.4, then upon Landlord’s receipt of such new L/C, Landlord shall promptly release the original L/C to Tenant. The Security Deposit shall be held by Landlord or Agent, without interest, in favor of Tenant; provided, however, that no trust relationship shall be deemed created thereby; the Security Deposit may be commingled with other assets of Landlord; and Landlord shall not be required to pay any interest on the Security Deposit. If Tenant defaults in the performance of any of its covenants hereunder, Landlord or Agent may, without notice to Tenant, may either or both, as applicable, (A) apply all or any part of the Security Deposit, if in the form of cash, or (B) draw on the L/C and apply the proceeds in whatever manner Landlord deems appropriate, to the cure of such default or the payment of any sums then due from Tenant under this Lease (including, but not limited to, any and all amounts due under this Lease as a consequence of termination of the Lease or Tenant’s right to possession), in addition to any other remedies available to Landlord. In the event the Security Deposit is so applied, Tenant shall, upon demand, immediately deposit with Landlord or Agent a sum equal to the amount so used. If Tenant fully and faithfully complies with all the covenants and obligations hereunder, the Security Deposit (for any balance thereof) together with Landlord’s written consent to the cancellation of the L/C, shall be returned to Tenant within thirty (30) days after the later to occur of (i) the date the Term expires or terminates or (ii) delivery to Landlord of possession of the Premises. Landlord may deliver the Security Deposit to any lender with a mortgage lien encumbering the Property or to any Successor Landlord (defined below), and thereupon Landlord and Agent shall be discharged from any further Liability with respect to the Security Deposit. In the event that Landlord exercises its right under the preceding sentence, Tenant shall fully cooperate with Landlord, in all reasonable respects, to cause the L/C to be assigned and conveyed to or reissued to, such purchaser of Successor Landlord, as the case may be, and Tenant shall bear any expenses incurred in connection therewith.

5.     CONDITION AND DELIVERY OF PREMISES.

5.1             Condition of Premises. Tenant agrees that Tenant is familiar with the condition of both the Premises and the Property, and Tenant hereby accepts the foregoing on an “AS-IS,” “WHERE-IS” basis, except as is otherwise expressly and specifically described on Exhibit D attached hereto and incorporated herein by this reference, it being understood that, if Landlord has agreed to perform any tenant improvements in or to the Premises in consideration of Tenant’s entry into this Lease (collectively, “Landlord’s Work”), all of Landlord’s Work shall be described on Exhibit D. Tenant acknowledges that neither Landlord nor Agent, nor any representative of Landlord, has made any representation or warranty as to the condition of the foregoing or the suitability of the foregoing for Tenant’s intended use. Tenant represents and warrants that Tenant has made its own inspection of the foregoing, and Landlord shall provide Tenant with an opportunity to inspect Premises and Property a minimum of five (5) days prior to the Effective Date of the Lease. Neither Landlord nor Agent shall be obligated to make any repairs, replacements or improvements (whether structural or otherwise) of any kind or nature to the foregoing in connection with, or in consideration of, this Lease, except as expressly and specifically set forth in this Lease, including, but not limited to, Exhibit D.

5.2             Delay in Commencement. If Landlord fails to deliver possession of the Premises to Tenant on the Commencement Date, the Landlord’s sole liability shall be to provide Tenant an additional month of rent abatement at the beginning of the Lease for each full month of delay to deliver possession. The obligations of Tenant under the Lease shall not be affected thereby, except that the Commencement Date shall be delayed until Landlord delivers possession of the Premises to Tenant, and the Term shall be extended by a period equal to the number of days of delay in delivery of possession of the Premises to Tenant, plus the number of days necessary to end the Term on the last day of a month.

5.3             Confirmation of Commencement Date. Upon Landlord’s delivery of possession, and as a condition precedent to such delivery, of the Premises to Tenant, Tenant shall deliver to Landlord a Confirmation of Commencement Date in substantially the form attached hereto as Exhibit E.

5.4             Early Access. From and after completion of Landlord’s Work as specifically described on Exhibit D attached hereto, and continuing up and until the Commencement Date (the “Early Access Period”), Landlord shall permit Tenant to enter into the Premises for the sole purpose of completing Landlord- approved work to fixture the Premises for Tenant’s business operations, which shall be performed at Tenant’s sole cost and expense and shall be subject to all applicable ordinances and building codes or other laws governing Tenant’s right to occupy or perform in the Premises prior to the Commencement Date.  Such entry into the Premises shall also be subject to the requirements that (1) prior to Tenant or any of the Tenant Parties obtaining access or entry to the Premises, Tenant must first satisfy the Access Conditions (as hereinafter defined), and (2) Tenant and any and all Tenant Parties shall not disturb the tenancies of any tenants near the Premises or unreasonably interfere with the business operations of such tenants.  Tenant agrees that any such entry onto the Premises during the Early Access Period shall be deemed to be under all of the terms, covenants, conditions and provisions of the Lease (except as to the covenant to pay Rent).  Tenant further agrees that Landlord shall not be liable in any way for any injury or death to any person or persons, loss or damage to any of Tenant’s property on the Premises or loss or damage to property placed thereon prior to the Commencement Date, the same being at Tenant’s sole risk and expense.  Any such access or performance in the Premises prior to the Commencement Date shall also be subject to (A) Tenant first providing to Landlord the Certificates of Insurance required under this Lease and (B) Tenant’s payment to Landlord of any amounts (e.g., the Security Deposit required under this Lease) required to be paid by Tenant to Landlord simultaneously with the execution and delivery of this Lease (the conditions described in clauses (A) and (B) are collectively referred to herein as the “Access Conditions”). Tenant shall place all utilities into their name prior to the commencement of the Early Access Period.

6.     SUBORDINATION; ESTOPPEL CERTIFICATES; ATTORNMENT.

6.1             Subordination and Attornment. This Lease is and shall be subject and subordinate at all times to (a) all ground leases or underlying leases that may now exist or hereafter be executed affecting either or both of the Premises and the Property and (b) any mortgage or deed of trust that may now exist or hereafter be placed upon, and encumber, any or all of (x) the Property; (y) any ground leases or underlying leases for the benefit of the Property; and (z) all or any portion of Landlord’s interest or estate in any of said items. Tenant shall execute and deliver, within ten (10) days of Landlord’s request, and in the form reasonably requested by Landlord (or its lender), any documents evidencing the subordination of this Lease. Tenant hereby covenants and agrees that Tenant shall attorn to any successor to Landlord.

6.2             Estoppel Certificate. Tenant agrees, from time to time and within ten (10) days after request by Landlord, to deliver to Landlord, or Landlord’s designee, an estoppel certificate stating such matters pertaining to this Lease as may be reasonably requested by Landlord. Failure by Tenant to timely execute and deliver such certificate shall constitute a Default, as defined below, after notice thereof and an opportunity to cure such failure to timely perform.

6.3             Transfer by Landlord. In the event of a sale or conveyance by Landlord of the Property, the same shall operate to release Landlord from any future liability for any of the covenants or conditions, express or implied, herein contained in favor of Tenant and first arising or accruing after the effective date of Landlord’s transfer of its interest in the Premises, and in such event Tenant agrees to look solely to Landlord’s successor in interest (“Successor Landlord”) with respect thereto and agrees to attorn to such successor, after Landlord has provided Tenant written notice thereof.

7.     QUIET ENJOYMENT.

Subject to the provisions of this Lease, so long as Tenant pays all of the Rent and performs all of its other obligations hereunder, Tenant shall not be disturbed in its possession of the Premises by Landlord, Agent or any other person lawfully claiming through or under Landlord; provided, however, in addition to Landlord’s rights elsewhere in this Lease, Landlord and Landlord’s agents, employees, contractors and representatives shall be provided reasonable access to the Premises such that Landlord and Landlord’s agents, employees, contractors and representatives may perform the General Maintenance Services (as hereinafter defined) without undue interruption, delay or hindrance. This covenant shall be construed as a covenant running with the Property and is not a personal covenant of Landlord. Tenant shall not unreasonably interrupt, delay, prevent or hinder the performance of the General Maintenance Services by or on behalf of Landlord. Notwithstanding the foregoing, however, Tenant acknowledges and agrees that Landlord shall have the unfettered and unilateral right to use portions of the Common Areas (inclusive of the roof of the Building) for such purposes and uses as Landlord may desire; provided, however, that in all events and under all circumstances, Landlord’s use of any portion of the Common Areas shall not interfere, in any material respect, with any or all of (a) Tenant’s rights to occupy and use the Common Areas (in the manner and for the purposes contemplated hereunder); (b) Tenant’s right to utilize the vehicular parking areas located on the Common Areas; and (c) Tenant’s right(s) of access, ingress and egress to and from the Common Areas. Any increase in Operating Expenses caused by, or the result of, Landlord’s use of the Common Areas will not be charged to the Tenant.

8.     ASSIGNMENT AND SUBLETTING.

Tenant shall not (a) assign (whether directly or indirectly), in whole or in part, this Lease, or (b) allow this Lease to be assigned by dissolution, which dissolution shall be deemed an assignment for purposes of this Lease, or (c) mortgage Tenant’s interest in either or both of the Premises and this Lease or pledge its interest in this Lease, or (d) sublet the Premises, in whole or in part, without (in the case of any or all of (a) through (d) above) the prior written consent of Landlord (and Landlord’s lender, if applicable), which consent shall not be unreasonably withheld or delayed. In making its determination to provide or withhold its consent, it shall be reasonable for Landlord to take into consideration both the business experience and the financial condition of the surviving entity that shall constitute its tenant after the occurrence of any of (a) through (d) above, and Landlord may impose reasonable conditions precedent to the issuance of its consent (e.g. delivery of a guarantee or other collateral, whether in the form of a security deposit or otherwise). Tenant may, however, assign this Lease or sublease a portion of the Premises to a wholly-owned subsidiary or through merger to a new controlling corporation, provided that Tenant advises Landlord (and Landlord’s lender, if applicable), in writing, in advance, and otherwise complies with the succeeding provisions of this Section. In no event shall any assignment or sublease ever release Tenant or any guarantor from any obligation or liability hereunder; and in the case of any assignment, Landlord shall retain all rights with respect to the Security Deposit. Any purported assignment or sublease made without the prior written consent of Landlord (and Landlord’s lender, if applicable) shall be absolutely null and void. No assignment of this Lease shall be effective and valid unless and until the assignee executes and delivers to Landlord (and Landlord’s lender, if applicable) any and all documentation reasonably required by Landlord (and Landlord’s lender, if applicable) in order to evidence assignee’s assumption of all obligations of Tenant hereunder. Regardless of whether or not an assignee or sublessee executes and delivers any documentation to Landlord pursuant to the preceding sentence, any assignee or sublessee shall be deemed to have automatically attorned to Landlord in the event of any termination of this Lease. If this Lease is assigned, or if the Premises (or any part thereof) are sublet or used or occupied by anyone other than Tenant, whether or not in violation of this Lease, Landlord or Agent may (without prejudice to, or waiver of Landlord’s rights), collect Rent from the assignee, subtenant or occupant.

9.     COMPLIANCE WITH LAWS.

9.1             Compliance with Laws. Tenant shall, at its sole expense (regardless of the cost thereof), comply with all local, state and federal laws, rules, regulations and requirements now or hereafter in force and all judicial and administrative decisions in connection with the enforcement thereof (collectively, “Laws”), pertaining to either or both of the Premises and Tenant’s use and occupancy thereof, and including, but not limited to, all Laws concerning or addressing matters of an environmental nature. If any license or permit is required for the conduct of Tenant’s business in the Premises, Tenant, at its expense, shall procure such license prior to the Commencement Date, and shall maintain such license or permit in good standing throughout the Term. Tenant shall give prompt notice to Landlord of any written notice it receives of the alleged violation of any Law or requirement of any governmental or administrative authority with respect to either or both of the Premises and the use or occupation thereof.

9.2             Hazardous Materials. If, at any time or from time to time during the Term (or any extension thereof), any Hazardous Material (defined below) is generated, transported, stored, used, treated or disposed of at, to, from, on or in either or both of the Premises and the Property by, or as a result of any act or omission of, any or all of Tenant and any or all of Tenant’s Parties (defined below): (i) Tenant shall, at its own cost, at all times comply (and cause all Tenant’s Parties to comply) with all Laws relating to Hazardous Materials, and Tenant shall further, at its own cost, obtain and maintain in full force and effect at all times all permits and other approvals required in connection therewith; (ii) Tenant shall promptly provide Landlord or Agent with complete copies of all communications, permits or agreements with, from or issued by any governmental authority or agency (federal, state or local) or any private entity relating in any way to the presence, release, threat of release, or placement of Hazardous Materials on or in the Premises or any portion of the Property, or the generation, transportation, storage, use, treatment, or disposal at, on, in or from the Premises, of any Hazardous Materials; (iii) Landlord, Agent and their respective agents and employees shall have the right, after reasonable notice to Tenant, to either or both (x) enter the Premises and (y) conduct appropriate tests, at Tenant’s expense, for the purposes of ascertaining Tenant’s compliance with all applicable Laws or permits relating in any way to the generation, transport, storage, use, treatment, disposal or presence of Hazardous Materials on, at, in or from all or any portion of either or both of the Premises and the Property; and (iv) upon written request by Landlord or Agent, Tenant shall cause to be performed, and shall provide Landlord with the results of, reasonably appropriate tests of air, water or soil to demonstrate that Tenant complies with all applicable Laws or permits relating in any way to the generation, transport, storage, use, treatment, disposal or presence of Hazardous Materials on, at, in or from all or any portion of either or both of the Premises and the Property. At Tenant’s sole cost, Tenant will at all times during the Term (and at all times thereafter that Tenant remains in possession of the Premises) take all reasonable measures to prevent the release or discharge of Hazardous Materials at or from the Premises, which measures shall include, but are not limited to, making regular inspections of all areas, containers and apparatus in which Hazardous Materials are stored, used, generated or otherwise present, and installing and maintaining appropriate containment and secondary containment devices. This Section does not authorize the generation, transportation, storage, use, treatment or disposal of any Hazardous Materials at, to, from, on or in the Premises in contravention of this Section. Tenant covenants to investigate, clean up and otherwise remediate, at Tenant’s sole expense, any release of Hazardous Materials caused, contributed to, or created by any or all of (A) Tenant and (B) any or all of Tenant’s officers, directors, members, managers, partners, invitees, agents, employees, contractors or representatives (collectively, “Tenant’s Parties”) during the Term. Such investigation and remediation shall be performed only after Tenant has obtained Landlord’s prior written consent; provided, however, that Tenant shall be entitled to respond (in a reasonably appropriate manner) immediately to an emergency without first obtaining such consent, if Tenant promptly thereafter delivers to Landlord written notice of the emergency and the action taken to remedy it. All remediation shall be performed in strict compliance with Laws and to the reasonable satisfaction of Landlord. Tenant shall not enter into any settlement agreement, consent decree or other compromise with respect to any claims relating to any Hazardous Materials in any way connected to the Premises without first obtaining Landlord’s written consent (which consent may be given or withheld in Landlord’s sole, but reasonable, discretion) and affording Landlord the reasonable opportunity to participate in any such proceedings. As used herein, the term, “Hazardous Materials,” shall mean any waste, material or substance (whether in the form of liquids, solids or gases, and whether or not airborne) that is or may be deemed to be or include a pesticide, petroleum, asbestos, polychlorinated biphenyl, radioactive material, urea formaldehyde or any other pollutant or contaminant that is or may be deemed to be hazardous, toxic, ignitable, reactive, corrosive, dangerous, harmful or injurious, or that presents a risk to public health or to the environment, and that is or becomes regulated by any Law.

The undertakings, covenants and obligations imposed on Tenant under this Section shall survive the termination or expiration of this Lease.

Tenant Disclosure

Will Tenant be required to make filings and notices or obtain permits as required by Federal and/or State regulations for the operations at the Premises? Specifically:

a. SARA Title III Section 312 (Tier II) reports	YES	NO
b. SARA Title III Section 313 (Tier III) Form reports	YES	NO

c. NPDES or SPDES stormwater discharge permit	YES	NO
d. EPA Hazardous Waste Generator ID Number	YES	NO

List all Hazardous Materials that will be used, stored, handled, generated and/or otherwise present at the Premises. Routine office and cleaning supplies are not included. Provide a detailed exhibit if necessary.

Hazardous Materials	Approximate Annual Quantity Used or Generated	Storage Container(s) Used ( Drums, Cartons, Above Ground Tanks, etc.)
[********]	[********]	[********]
[********]	[********]	[********]
[********]	[********]	[********]
[********]	[********]	[********]
[********]	[********]	[********]
[********]	[********]	[********]
[********]	[********]	[********]

Tenant has answered the Tenant Disclosure, the nature of Tenant’s proposed business operations at the Premises, which is intended to be, and shall be, relied upon by Landlord. From time to time during the Term (but no more often than once in any twelve-month period unless Tenant is in default hereunder or unless Tenant assigns this Lease or subleases all or any portion of the Premises, whether or not in accordance with this Section), Tenant shall provide an updated and current Tenant Disclosure upon Landlord’s request.

10.   INSURANCE.

10.1           Insurance to be Maintained by Landlord. Landlord shall maintain: (a) a commercial property insurance policy covering the Property (at its full replacement cost), but excluding Tenant’s personal property; (b) commercial general liability insurance covering Landlord for claims arising out of liability for bodily injury, death, personal injury, advertising injury and property damage occurring in and about the Property and otherwise resulting from any acts and operations of Landlord, its agents and employees; (c) business income/rental value insurance; and (d) any other insurance coverage deemed appropriate by Landlord or required by Landlord’s lender. All of the coverages described in (a) through (d) shall be determined from time to time by Landlord, in its sole discretion. All insurance maintained by Landlord shall be in addition to and not in lieu of the insurance required to be maintained by the Tenant. The requirements of this Section are referred to as the “Landlord Insurance Requirements”.

10.2           Insurance to be Maintained by Tenant. Tenant shall purchase, at its own expense, and keep in force at all times from and after the date of this Lease, the policies of insurance set forth below (collectively, “Tenant’s Policies”). All Tenant’s Policies shall (a) be issued by an insurance company with a Best’s rating/financial size category of A/VIII or better and otherwise reasonably acceptable to Landlord and shall be licensed to do business in the state in which the Property is located; (b) provide for deductible amounts that are reasonably acceptable to Landlord (and its lender, if applicable) and (c) otherwise be in such form, and include such coverages, as Landlord may reasonably require. The Tenant’s Policies described in (i) and (ii) below shall (1) provide coverage on an occurrence basis; (2) name Landlord (and its lender, if applicable) as an additional insured; (3) provide coverage, to the extent insurable, for the indemnity obligations of Tenant under this Lease; (4) contain a separation of insured parties provision; (5) be primary, not contributing with, and not in excess of, coverage that Landlord may carry; and (6) provide coverage with no exclusion for a pollution incident arising from a hostile fire. Certified copies of Tenant’s Policies (or, at Landlord’s option, Certificates of Insurance and applicable endorsements, including, without limitation, an “Additional Insured Managers or Landlords of Premises” endorsement) shall be delivered to Landlord prior to the Commencement Date and renewals thereof shall be delivered to Landlord’s notice addresses at least thirty (30) days prior to the applicable expiration date of each Tenant’s Policy. In the event that Tenant fails, at any time or from time to time, to comply with the requirements of the preceding sentence, Landlord may (x) order such insurance and charge the cost thereof to Tenant, which amount shall be payable by Tenant to Landlord upon demand, as Additional Rent or (y) impose on Tenant, as Additional Rent, a monthly delinquency fee, for each month during which Tenant fails to comply with the foregoing obligation, in an amount equal to ten percent (10%) of the Base Rent then in effect. In the event of any incident which could give rise to a claim under the insurance policies described in this Section, Tenant shall advise Landlord in writing within twenty-four (24) hours, providing as much detail about the incident as is known at the time. Following such initial notice, and at Landlord’s request, Tenant shall promptly provide Landlord any documents or information requested by Landlord related to the incident. Tenant shall provide written notice to Landlord in accordance with this Lease prior to the cancelation or material modification of any of Tenant’s Policies.

Tenant shall purchase and maintain, throughout the Term, a Tenant’s Policy(ies) of (i) commercial general liability insurance, including personal injury and property damage, in the amount of not less than $2,000,000.00 per occurrence, and $5,000,000.00 annual general aggregate, per location (these limits may be achieved by a combination of a primary policy and an excess or umbrella liability policy); (ii) business auto liability insurance covering Tenant, against any personal injuries or deaths of persons and property damage based upon or arising out of the ownership, use, occupancy or maintenance of a motor vehicle at the Premises and all areas appurtenant thereto in the amount of not less than $1,000,000, combined single limit; (iii) commercial property insurance covering Tenant’s personal property (at its full replacement cost); (iv) workers’ compensation insurance per the applicable state statutes covering all employees of Tenant ; and (v) if Tenant handles, stores or utilizes Hazardous Materials in its business operations, pollution legal liability insurance with limits acceptable to Landlord.

10.3           Waiver of Subrogation. Notwithstanding anything to the contrary in this Lease, each of Landlord and Tenant hereby waives any and all claims against the other for Losses to the extent they are insured against or required to be insured against under this Lease; including, but not limited to, Losses, deductibles or self-insured retentions covered by Landlord’s or Tenant’s commercial property, business income/extra expense/rental value insurance, commercial general liability, business auto liability, workers’ compensation or employers’ liability policies. The risk to be borne by each of Landlord and Tenant shall also include the satisfaction of any deductible (or self-insured retention) amounts required amounts to be paid under the applicable insurance carried by the party incurring the Loss, and each of Landlord and Tenant agrees that the other shall not be responsible for satisfaction of such deductible (or self-insured amount); provided, however, that this limitation will not preclude Landlord from including deductibles it incurs as an Operating Expense as described above. The waivers set forth in this Section shall apply if the damage would have been covered by a normal and customary “all risks” or “special form” property insurance policy, even if the party suffering the damage fails to maintain such coverage. Each of Landlord’s and Tenant’s respective insurance policies shall include a waiver of all rights of subrogation by the insurance carrier against the other party, its agents and employees. The requirements set forth in Sections 10.2, and 10.3 are collectively referred to as the “Tenant Insurance Requirements”.

11.   ALTERATIONS.

Tenant may, from time to time, at its expense, make alterations or improvements in and to the Premises (hereinafter collectively referred to as “Alterations”), provided that Tenant first obtains the written consent of Landlord. All of the following shall apply with respect to all Alterations: (a) the Alterations are non-structural and the structural integrity of the Property shall not be affected; (b) the Alterations are to the interior of the Premises; (c) the proper functioning of the mechanical, electrical, heating, ventilating, air-conditioning (“HVAC”), sanitary and other service systems of the Property shall not be affected and the usage of such systems by Tenant shall not be increased; and (d) Tenant shall have appropriate insurance coverage, reasonably satisfactory to Landlord, regarding the performance and installation of the Alterations. Additionally, before proceeding with any Alterations, Tenant shall (i) at Tenant’s expense, obtain all necessary governmental approvals, permits and certificates for the commencement and prosecution of Alterations; (ii) if Landlord’s consent is required for the planned Alteration, submit to Landlord, for its written approval, working drawings, plans and specifications and all approvals, permits and certificates for the work to be done and Tenant shall not proceed with such Alterations until it has received Landlord’s approval (if required); and (iii) cause those contractors, materialmen and suppliers engaged to perform the Alterations to deliver to Landlord certificates of insurance (in a form reasonably acceptable to Landlord) evidencing policies of commercial general liability insurance and workers’ compensation insurance. Such insurance policies shall satisfy all obligations imposed under Tenant Insurance Requirements. Tenant, at its sole expense, shall cause the Alterations to be performed in compliance with all applicable approvals, permits, Laws and requirements of public authorities, and with Landlord’s reasonable rules and regulations or any other restrictions that Landlord may impose on the Alterations and free of all construction liens and all other liens or encumbrances. Tenant shall cause the Alterations to be diligently performed in a good and workmanlike manner, using new materials and equipment at least equal in quality and class to the standards for the Property established by Landlord. With respect to any and all Alterations for which Landlord’s consent is required, Tenant shall provide Landlord with “as built” plans (upon completion), copies of all construction contracts, governmental approvals, permits and certificates and proof of payment for all labor and materials, including, without limitation, copies of paid invoices and final lien waivers. If Landlord’s consent to any Alterations is required, and Landlord provides that consent, then at the time Landlord so consents, Landlord shall also advise Tenant whether or not Landlord shall require that Tenant remove such Alterations at the expiration or termination of this Lease. If Landlord requires Tenant to remove the Alterations, then, during the remainder of the Term, Tenant shall be responsible for the maintenance of appropriate commercial property insurance (consistent with the Tenant Insurance Requirements) therefor; however, if Landlord shall not require that Tenant remove the Alterations, such Alterations shall constitute Landlord’s Property (defined below) and Landlord shall be responsible for the insurance thereof, pursuant to the Landlord Insurance Requirements.

12.   LANDLORD’S AND TENANT’S PROPERTY.

All fixtures, machinery, equipment, improvements and appurtenances attached to, or built into, the Premises at the commencement of the Term remain a part of the Premises; shall be deemed the property of Landlord (the “Landlord’s Property”), without compensation or credit to Tenant; and shall not be removed by Tenant at the Expiration Date unless Landlord requires their removal (including, but not limited to, any Alterations). Further, any personal property in the Premises on the Commencement Date, movable or otherwise, unless installed and paid for by Tenant, shall also constitute Landlord’s Property and shall not be removed by Tenant. For purposes of this Lease, any references to “Tenant’s Property” shall mean any personal property for which Tenant has itself paid or manufactured, together with any machinery and equipment for which Tenant has paid, including but not limited to Industrial Chillers, Clean Rooms, Specialized Air Handling Systems, Industrial Gas Distribution Systems, and Commercial Hoods within the Laboratory areas. In no event shall Tenant remove any of the following materials or equipment without Landlord’s prior written consent (which consent may be given or withheld in Landlord’s sole discretion): any power wiring or power panels, lighting or lighting fixtures, wall or window coverings, carpets or other floor coverings, heaters, air conditioners or any other HVAC equipment used for the normal heating, cooling and air handling of the building, fencing or security gates, or other similar building operating equipment and decorations. At or before the Expiration Date, or the date of any earlier termination, Tenant, at its expense, shall remove from the Premises all of Tenant’s Property and any Alterations that Landlord requires be removed as set forth above, and Tenant shall repair (to Landlord’s reasonable satisfaction) any damage to the Premises or the Property resulting from either or both of such installation and removal. Any other items of Tenant’s Property that remain in the Premises after the Expiration Date, or following an earlier termination date, may, at the option of Landlord, be deemed to have been abandoned, and in such case, such items of Tenant’s Property may be retained by Landlord as its property or be disposed of by Landlord, in Landlord’s sole and absolute discretion and without accountability, at Tenant’s expense. Notwithstanding the foregoing, if Tenant is in default under the terms of this Lease, Tenant may remove Tenant’s Property from the Premises only upon the express written direction of Landlord.

13.   REPAIRS AND MAINTENANCE.

13.1           Tenant Repairs and Maintenance.

13.1.1    Tenant Responsibilities. Except for events of damage, destruction or casualty to the Premises or Property (which are addressed in the Damage or Destruction Section of this Lease), throughout the Term, Tenant shall, at its sole cost and expense: (i) both (x) maintain and preserve, in a good and safe condition, repair and appearance (the “Required Condition”), and (y) perform any and all repairs and replacements required in order to so maintain and preserve, in the Required Condition, the Premises and the fixtures and appurtenances therein (including, but not limited to, the Premises’ plumbing and HVAC systems, floor/slab, all doors, overhead or otherwise, glass and levelers located in the Premises or otherwise available in the Property for Tenant’s sole use; and excluding, however, only those specific components of the Premises for which Landlord is expressly responsible as Landlord Repair Items (as hereinafter defined)); (ii) except to the extent Landlord elects to repair and maintain the HVAC systems as part of General Maintenance Services, maintain, in full force and effect, the HVAC Maintenance Contract, as further described below; and (iii) except to the extent Landlord elects to repair and maintain the overhead door and dock leveler systems as part of General Maintenance Services, maintain, in full force and effect, a preventative maintenance and service contract with a reputable service provider for annual maintenance of the overhead door and dock leveler systems of the Premises (the “Overhead Door and Dock Leveler Maintenance Contract”). In addition to Tenant’s obligations under (i), (ii) and (iii) above, Tenant shall also be responsible for all costs and expenses incurred to perform any and all repairs and replacements (whether structural or non-structural; interior or exterior; and ordinary or extraordinary), in and to the Premises and the Property and the facilities and systems thereof, if and to the extent that the need for such repairs or replacements arises directly or indirectly from any act, omission, misuse, or neglect of any or all of Tenant, any of its subtenants, any Tenant’s Parties, or others entering into, or utilizing, all or any portion of the Premises for any reason or purpose whatsoever, including, but not limited to (a) the performance or existence of any Alterations, (b) the installation, use or operation of Tenant’s Property in the Premises; and (c) the moving of Tenant’s Property in or out of the Property (collectively, “Tenant-Related Repairs”). All such repairs or replacements required under this Section shall be subject to the supervision and control of Landlord, and all repairs and replacements shall be made with materials of equal or better quality than the items being repaired or replaced.

13.1.2    General Maintenance Services. Notwithstanding any of the foregoing, however, from time to time during the Term, Landlord may elect, in its sole discretion and by delivery of written notice to Tenant, to perform on behalf of Tenant, all or some portion of the repairs, maintenance, restoration and replacement in and to the Premises required to be performed by Tenant under this Lease (any such repairs, maintenance, restoration and/or replacement activities that Landlord elects to perform on behalf of Tenant are herein collectively referred to as “General Maintenance Services”). Tenant shall reimburse Landlord for the cost or value of all General Maintenance Services provided by Landlord as Additional Rent, simultaneously with the payment of Operating Expenses as part of Estimated Additional Rent (on a monthly estimated basis subject to annual reconciliation). Unless and until Landlord affirmatively elects to provide General Maintenance Services, nothing contained herein shall be construed to obligate Landlord to perform any General Maintenance Services or, except solely with respect to the Landlord Repair Items, to repair, maintain, restore or replace any portion of the Premises. Landlord may from time to time, in its sole discretion, (x) reduce or expand the scope of the General Maintenance Services that Landlord has elected to provide or (y) revoke its election to provide any or all of the General Maintenance Services, in either event, upon delivery of not less than thirty (30) days’ prior written notice to Tenant.

13.1.3    HVAC Maintenance Contract. Tenant shall also maintain, in full force and effect, a preventative maintenance and service contract with a reputable, fully licensed and insured/bonded third-party service provider for maintenance of the HVAC systems of the Premises (the “HVAC Maintenance Contract”). The terms and provisions of any HVAC Maintenance Contract shall require that the service provider maintain the Premises’ HVAC system in accordance with the manufacturer’s recommendations and be reasonably acceptable to Landlord and shall otherwise in accordance with normal, customary and reasonable practices in the geographic area in which the Premises is located and for HVAC systems comparable to the Premises’ HVAC system, but not less than quarterly preventative maintenance visits. If Landlord does not elect to repair and maintain the HVAC systems as part of General Maintenance Services, or revokes such election at any time after having made such election, then, within 30 days following either (a) the Commencement Date or (b) the date on which Landlord advises Tenant that Landlord will no longer provide General Maintenance Services for the HVAC system, whichever date is applicable, Tenant shall procure and deliver to Landlord the HVAC Maintenance Contract. Thereafter, Tenant shall provide to Landlord a copy of renewals or replacements of such HVAC Maintenance Contract no later than 30 days prior to the then-applicable expiration date of the existing HVAC Maintenance Contract. If Tenant fails to timely deliver to Landlord the HVAC Maintenance Contract (or any applicable renewal or replacement thereof), then Landlord shall have the right to contract directly for the periodic maintenance of the HVAC systems in the Premises and to charge the cost thereof back to Tenant as Additional Rent.

13.1.4    Landlord Repairs. Landlord shall repair, replace and restore the following (collectively, “Landlord Repair Items”): (a) foundation, exterior and interior load-bearing walls, roof structure and roof covering of the Property and (b) the Common Areas; provided, however, that in the case of both (a) and (b): (i) all costs and expenses so incurred by Landlord to repair, replace and restore the above items shall constitute Operating Expenses; provided, however, that with respect to any costs incurred in the replacement context, those costs shall not constitute an Operating Expense except to the extent that such costs so qualify as Qualifying Capital Improvements; and (ii) notwithstanding (i) above, in the event that any such repair, replacement or restoration is a Tenant-Related Repair, then Tenant shall be required to reimburse Landlord for all costs and expenses that Landlord incurs in order to perform such Tenant-Related Repair, and such reimbursement shall be paid, in full, within 10 days after Landlord’s delivery of demand therefor. Landlord shall provide a one (1) year warranty for all systems of the building and property.

14.    UTILITIES.

Tenant shall purchase all utility services and shall provide for scavenger, cleaning and extermination services. As provided in Section 3 above, utility charges may be included within Operating Expenses; nevertheless, at Landlord’s election or with Landlord’s consent, (a) Tenant may pay the utility charges for its Premises directly to the utility or municipality providing such service, and in that event all charges shall be paid by Tenant before they become delinquent; and (b) Landlord may directly bill Tenant for Tenant’s Proportionate Share of utility expenses when and as such expenses are incurred. Tenant shall be solely responsible for the repair and maintenance of any meters necessary in connection with such utility services to the Premises. Tenant’s use of electrical energy in the Premises shall not, at any time, exceed the capacity of either or both of (x) any of the electrical conductors and equipment in or otherwise servicing the Premises; and (y) the HVAC systems of either or both of the Premises and the Property.

If Landlord is required by law to perform energy benchmarking of the Premises, Tenant hereby authorizes Landlord to obtain information, from time to time throughout the Term, regarding Tenant’s utility and energy usage at the Premises directly from the applicable utility providers and Tenant shall execute, within ten (10) days of Landlord’s request, any additional documentation required by any applicable utility provider evidencing such authorization.  Further, throughout the Term, (i) within ten (10) days of Landlord’s request, Tenant shall provide to Landlord all requested information regarding Tenant’s utility, energy and space usage at the Premises, and (ii) upon Landlord’s delivery to Tenant of written request, Tenant shall deliver to Landlord copies of its utilities bills for the immediately preceding twelve (12) calendar months.

15.   INVOLUNTARY CESSATION OF SERVICES.

Landlord reserves the right, without any liability to Tenant and without affecting Tenant’s covenants and obligations hereunder, to stop service of any or all of the HVAC, electric, sanitary, elevator (if any), and other systems serving the Premises, or to stop any other services required by Landlord under this Lease, (collectively, “Utility Services”), whenever and for so long as may be necessary by reason of (i) Force Majeure, or (ii) the making of repairs or changes which Landlord or Agent, in good faith, deems necessary. Further, it is also understood and agreed that Landlord or Agent shall have no liability or responsibility for a cessation of Utility Services to the Premises or to the Property that occurs as a result of Force Majeure. No such interruption of service shall be deemed an eviction or disturbance of Tenant’s use and possession of the Premises or any part thereof, or render Landlord or Agent liable to Tenant for damages, or relieve Tenant from performance of Tenant’s obligations under this Lease, including, but not limited to, the obligation to pay Rent. In the event that Landlord or its Agent negligently causes any interruption of Utility Services that persists for a period in excess of five (5) consecutive business days and Tenant shall cease operating within the impacted portion of the Premises for such continuous period, Tenant shall, as Tenant’s sole remedy, be entitled to a proportionate abatement of Rent to the extent, if any, of any actual loss of use of the Premises by Tenant. To the extent that Tenant is able to operate its business temporarily within the balance of the Premises without interruption, Tenant shall not be entitled to any such abatement. The foregoing shall be Tenant’s sole remedy in the event of an interruption negligently caused by Landlord or its Agents.

16.   LANDLORD’S RIGHTS.

Landlord, Agent and their respective agents, employees and representatives shall have the right to enter and/or pass through the Premises at any time or times upon reasonable prior notice (except in the event of emergency): (a) to examine and inspect the Premises and to show them to actual and prospective lenders, prospective purchasers or mortgagees of the Property or providers of capital to Landlord and its affiliates; and in connection with the foregoing, to install a sign at or on the Property to advertise the Property for lease or sale; (b) to make such repairs, alterations, additions and improvements in or to all or any portion of either or both of the Premises and the Property, or the Property’s facilities and equipment as Landlord is required or desires to make. During the period of nine (9) months prior to the Expiration Date (or at any time, if Tenant has vacated or abandoned the Premises or is otherwise in default under this Lease), Landlord and its agents may exhibit the Premises to prospective tenants. Additionally, Landlord and Agent shall have the following rights with respect to the Premises, exercisable without notice to Tenant, without liability to Tenant, and without being deemed an eviction or disturbance of Tenant’s use or possession of the Premises or giving rise to any claim for setoff or abatement of Rent: (i) to have pass keys, access cards, or both, to the Premises; and (ii) to decorate, remodel, repair, alter or otherwise prepare the Premises for reoccupancy at any time after Tenant vacates or abandons the Premises for more than thirty (30) consecutive days or without notice to Landlord of Tenant’s intention to reoccupy the Premises.

17.   NON-LIABILITY AND INDEMNIFICATION; FORCE MAJEURE.

17.1           Mutual Indemnification. and Limitation of Liability. Except in the event of, and to the extent of, gross negligence, sole negligence or willful misconduct, Tenant and landlord hereby indemnify, defend, and holds Landlord, Tenant, Agent, each other’s members and their respective affiliates, owners, partners, members, directors, officers, agents and employees (collectively, ” Indemnified Parties”) harmless from and against any and all Losses (defined below) arising from or in connection with any or all of: (a) the conduct or management of either or both the Property and the Premises or any business therein, or any work or Alterations done, or any condition created by any or all of Indemnified Parties in or about the Premises, or the Property, during the Term or during the period of time, if any, prior to the Commencement Date that Tenant has possession of, or is given access to, the Premises; (b) any act, omission or negligence of any or all of Indemnified Parties; (c) any accident, injury or damage whatsoever occurring in, at or upon either or both of the Property and the Premises and caused by any or all of Indemnified Parties. Parties also indemnify, defend, and hold the Indemnified Parties harmless from and against any and all Losses arising from or in connection with any or all of: (i) any breach by of any or all of its warranties, representations and covenants under this Lease; (ii) any actions necessary to protect Landlord’s interest under this Lease in a bankruptcy proceeding or other proceeding under the Bankruptcy Code; (iii) the creation or existence, or release of any Hazardous Materials in, at, on or under the Premises or the Property, if and to the extent brought to the Premises or the Property or caused by Indemnified parties; and (iv) any violation or alleged violation by any or all of Indemnified Parties of any Law. The obligations in the two prior sentences are referred to collectively as “Indemnified Matters,” and shall include but not be limited to any claim for which the Indemnified Party, its affiliates, contractors, subcontractors, material providers, or any others, would otherwise be entitled to immunity or defenses to such a claim under any workers’ compensation or similar law. In case any action or proceeding is brought against any Indemnified Parties by reason of any Indemnified Matters, the other party, upon notice from any Superior Party (defined below), shall resist and defend such action or proceeding by counsel reasonably satisfactory to, or selected by, the Indemnified Party. The term “Losses” shall mean all claims, demands, expenses, actions, judgments, damages (actual, but except in connection with third party tort claims, or government claims, not indirect, special, consequential, or punitive), natural resource damages, penalties, fines, liabilities, losses of every kind and nature, suits, administrative proceedings, costs and fees, including, without limitation, attorneys’ and consultants’ reasonable fees and expenses, and the costs of investigation, cleanup, remediation, removal and restoration, that are in any way related to any matter covered by the foregoing indemnity. Notwithstanding anything to the contrary set forth in this Lease, however, in all events and under all circumstances, the liability under this Section shall be limited to the amounts of Policy(ies) of commercial general liability insurance and other insurance as required in sections 10.1 and 10.2. The provisions of this Section shall survive the expiration or termination of this Lease.

17.2           Force Majeure. Each of the obligations of Tenant (except the obligation to pay Rent and the obligation to maintain insurance, and provide evidence thereof, in accordance with Tenant Insurance Requirements) and each of the obligations of Landlord, shall be excused, and neither Landlord nor Tenant shall have any liability whatsoever to the other, to the extent that any failure to perform, or delay in performing such obligation arises out of either or both of (a) any labor dispute, governmental preemption of property in connection with a public emergency or shortages of fuel, supplies, or labor, or any other cause, whether similar or dissimilar, beyond Landlord’s or Tenant’s, as the case may be, reasonable control; or (b) any failure or defect in the supply, quantity or character of utilities furnished to the Premises, or by reason of any requirement, act or omission of any public utility or others serving the Property, beyond Landlord’s or Tenant’s, as the case may be, reasonable control (collectively, “Force Majeure”).

17.3           Limitation. Notwithstanding anything to the contrary herein, nothing in this Section shall be deemed to exculpate Landlord from, or indemnify Landlord for, Landlord’s negligent or willful acts or omissions. Notwithstanding anything to the contrary set forth in this Lease, however, in all events and under all circumstances, the liability of Landlord to Tenant, whether under this Section or any other provision of this Lease, shall be limited to the interest of Landlord in the Property, and Tenant agrees to look solely to Landlord’s interest in the Property for the recovery of any judgment or award against Landlord, it being intended that Landlord shall not be personally liable for any judgment or deficiency.

18.   DAMAGE OR DESTRUCTION.

18.1           Notification and Repair; Rent Abatement. Tenant shall give prompt notice to Landlord and Agent of (a) any fire or other casualty to the Premises or the Property, and (b) any damage to, or defect in, any part or appurtenance of the Property’s sanitary, electrical, HVAC, elevator or other systems located in or passing through the Premises or any part thereof. In the event that, as a result of Tenant’s failure to promptly notify Landlord pursuant to the preceding sentence, Landlord’s insurance coverage is compromised or adversely affected, then Tenant is and shall be responsible for the payment to Landlord of any insurance proceeds that Landlord’s insurer fails or refuses to pay to Landlord as a result of the delayed notification. Subject to Total Destruction provision below, if either or both of the Property and the Premises is damaged by fire or other insured casualty, Landlord shall repair (or cause Agent to repair) the damage and restore and rebuild the Property and/or the Premises (except Tenant’s Property) with reasonable dispatch after the adjustment of the insurance proceeds attributable to such damage. Landlord (or Agent, as the case may be) shall use its diligent and good faith efforts to make such repair or restoration promptly and in such manner as not to unreasonably interfere with Tenant’s use and occupancy of the Premises, but Landlord or Agent shall not be required to do such repair or restoration work except during normal business hours of business days. Provided that any damage to either or both of the Property and the Premises is not caused by, or is not the result of acts or omissions by, any or all of Tenant and Tenant’s Parties, if (i) the Property is damaged by fire or other casualty thereby causing the Premises to be inaccessible or (ii) the Premises are partially damaged by fire or other casualty, the Rent shall be proportionally abated to the extent of any actual loss of use of the Premises by Tenant.

18.2           Total Destruction. If the Property or the Premises shall be totally destroyed by fire or other casualty, or if the Property shall be so damaged by fire or other casualty that (in the reasonable opinion of a reputable contractor or architect designated by Landlord): (i) its repair or restoration of the Premises requires more than one hundred eighty (180) days or (ii) such repair or restoration requires the expenditure of more than (a) eighty percent (80%) of the full insurable value of the Premises on file with Landlord’s insurer immediately prior to the casualty or (b) fifty percent (50%) of the full insurable value of the Property immediately prior to the casualty, Landlord and Tenant shall each have the option to terminate this Lease (by so advising the other, in writing) within ten (10) days after said contractor or architect delivers written notice of its opinion to Landlord and Tenant, but in all events prior to the commencement of any restoration of the Premises or the Property by Landlord. Additionally, if the damage (x) is less than the amount stated in (ii) above, but more than ten percent (10%) of the full insurable value of the Property; and (y) occurs during the last two years of Lease Term, then Landlord, but not Tenant, shall have the option to terminate this Lease pursuant to the notice and within the time period established pursuant to the immediately preceding sentence. In the event of a termination pursuant to either of the preceding two (2) sentences, the termination shall be effective as of the date upon which either Landlord or Tenant, as the case may be, receives timely written notice from the other terminating this Lease pursuant to the preceding two (2) sentences. If neither Landlord nor Tenant timely delivers a termination notice, this Lease shall remain in full force and effect. Notwithstanding the foregoing, if (A) any holder of a mortgage or deed of trust encumbering the Property or landlord pursuant to a ground lease encumbering the Property (collectively, “Superior Parties”) or other party entitled to the insurance proceeds fails to make such proceeds available to Landlord in an amount sufficient for restoration of the Premises or the Property, or (B) the issuer of any commercial property insurance policies on the Property fails to make available to Landlord sufficient proceeds for restoration of the Premises or the Property, then Landlord may, at Landlord’s sole option, terminate this Lease by giving Tenant written notice to such effect within 30 days after Landlord receives notice from the Superior Party or insurance company, as the case may be, that such proceeds shall not be made available, in which event the termination of this Lease shall be effective as of the date Tenant receives written notice from Landlord of Landlord’s election to terminate this Lease. Landlord shall have no liability to Tenant for, and Tenant shall not be entitled to terminate this Lease by virtue of, any delays in completion of repairs and restoration. For purposes of this Section only, “full insurable value” shall mean replacement cost, less the cost of footings, foundations and other structures below grade. This Section is referred to as the “Total Destruction”.

19.   EMINENT DOMAIN.

If the whole, or any substantial (as reasonably determined by Landlord) portion, of the Property is taken or condemned for any public use under any Law or by right of eminent domain, or by private purchase in lieu thereof, and such taking would prevent or materially interfere with the Permitted Use of the Premises, this Lease shall terminate effective when the physical taking of said Premises occurs. If less than a substantial portion of the Property is so taken or condemned, or if the taking or condemnation is temporary (regardless of the portion of the Property affected), this Lease shall not terminate, but the Rent payable hereunder shall be proportionally abated to the extent of any actual loss of use of the Premises by Tenant. Landlord shall be entitled to any and all payment, income, rent or award, or any interest therein whatsoever, which may be paid or made in connection with such a taking or conveyance, and Tenant shall have no claim against Landlord, or the condemning authority for the value of any unexpired portion of this Lease. Notwithstanding the foregoing, any compensation specifically and independently awarded to Tenant for relocation expenses, or for Tenant’s Property, shall be the property of Tenant, provided that such award does not diminish or otherwise adversely affect any award to Landlord.

20.   SURRENDER AND HOLDOVER.

On the last day of the Term, or upon any earlier termination of this Lease, or upon any re-entry by Landlord upon the Premises: (a) Tenant shall quit and surrender the Premises to Landlord “broom-clean” (as defined by Exhibit B attached hereto and incorporated herein by reference), and in a condition that would reasonably be expected in Landlord’s sole discretion, with normal and customary use in accordance with (i) prudent operating practices and (ii) the covenants and requirements imposed under this Lease, subject only to ordinary wear and tear (as is attributable to deterioration by reason of time and use, in spite of Tenant’s reasonable care), and such damage or destruction as Landlord is required to repair or restore under this Lease; (b) Tenant shall remove all of Tenant’s Property therefrom, except as otherwise expressly provided in this Lease; and (c) Tenant shall surrender to Landlord any and all keys, access cards, computer codes or any other items used to access the Premises. Landlord shall be permitted to inspect the Premises in order to verify compliance with this Section at any time prior to (x) the Expiration Date, (y) the effective date of any earlier termination of this Lease, or (z) the surrender date otherwise agreed to in writing by Landlord and Tenant. The obligations imposed under the first sentence of this Section shall survive the termination or expiration of this Lease. If Tenant remains in possession after the Expiration Date hereof or after any earlier termination date of this Lease or of Tenant’s right to possession: (A) Tenant shall be deemed a tenant-at-will; (B) Tenant shall pay 125% for the first three (3) months and then 150% thereafter of the aggregate of all Rent last prevailing hereunder for the entire calendar month, and also shall pay all actual damages sustained by Landlord, directly by reason of Tenant’s remaining in possession after the expiration or termination of this Lease; (C) there shall be no renewal or extension of this Lease by operation of law; and (D) the tenancy-at-will may be terminated by either party hereto upon 30 days’ prior written notice given by the terminating party to the non-terminating party. The provisions of this 0shall not constitute a waiver by Landlord of any re-entry rights of Landlord provided hereunder or by Law and shall survive the expiration or sooner termination of this Lease.

21.   EVENTS OF DEFAULT.

21.1           Bankruptcy of Tenant. It shall be a default by Tenant under this Lease (“Default” or “Event of Default”) if Tenant makes an assignment for the benefit of creditors, or files a voluntary petition under any state or federal bankruptcy (including the United States Bankruptcy Code) or insolvency law, or an involuntary petition is filed against Tenant under any state or federal bankruptcy (including the United States Bankruptcy Code) or insolvency law that is not dismissed within ninety (90) days after filing, or whenever a receiver of Tenant or of or for the property of Tenant shall be appointed, or Tenant admits it is insolvent or is not able to pay its debts as they mature (collectively, “Bankruptcy Default”).

21.2           Default Provisions. In addition to any Bankruptcy Default above, each of the following shall constitute a Default: (a) if Tenant fails to pay Rent or any other payment when due hereunder within five (5) days after written notice from Landlord of such failure to pay on the due date; provided, however, that if in any consecutive twelve (12) month period, Tenant shall, on two (2) separate occasions, fail to pay any installment of Rent on the date such installment of Rent is due, then, on the third such occasion and on each occasion thereafter on which Tenant shall fail to pay an installment of Rent on the date such installment of Rent is due, Landlord shall be relieved from any obligation to provide notice to Tenant, and Tenant shall then no longer have a five day period in which to cure any such failure; (b) if Tenant fails, whether by action or inaction, to timely comply with, or satisfy, any or all of the obligations imposed on Tenant under this Lease (other than the obligation to pay Rent) for a period of thirty (30) days after Landlord’s delivery to Tenant of written notice of such default under this Section; provided, however, that if the default cannot, by its nature, be cured within such thirty (30) day period, but Tenant commences and diligently pursues a cure of such default promptly within the initial thirty (30) day cure period, then Landlord shall not exercise any Landlord Remedies (as hereinafter defined) unless such default remains uncured for more than sixty (60) days after the initial delivery of Landlord’s original default notice; and, at Landlord’s election; (c) if Tenant vacates or abandons the Premises during the Term; (d) . It shall be an automatic Event of Default under this Lease (for which no notice or cure period shall be required) in the event that Tenant violates its obligations under Section 8 of the Lease.

22.   RIGHTS AND REMEDIES.

22.1           Landlord’s Cure Rights Upon Default of Tenant. If a Default occurs, then Landlord may (but shall not be obligated to) cure or remedy the Default for the account of, and at the expense of, Tenant, but without waiving such Default.

22.2           Landlord’s Remedies. In the event of any Default by Tenant under this Lease, Landlord, at its option, may, in addition to any and all other rights and remedies provided in this Lease or otherwise at law or in equity, do or perform any or all of the following:

22.2.1    Terminate this Lease and/or Terminate Tenant’s right to possession of the Premises by any lawful means, in which case this Lease shall terminate and Tenant shall immediately surrender possession to Landlord. In such event, Landlord shall be entitled to recover from Tenant all of: (i) the unpaid Rent that is accrued and unpaid as of the date on which this Lease is terminated; (ii) the worth, at the time of award, of the amount by which (x) the unpaid Rent that would otherwise be due and payable under this Lease (had this Lease not been terminated) for the period of time from the date on which this Lease is terminated through the Expiration Date exceeds (y) the amount of such rental loss that the Tenant proves could have been reasonably mitigated; and (iii) any other amount necessary to compensate Landlord for all the detriment proximately caused by the Tenant’s failure to perform its obligations under this Lease or which, in the ordinary course of events, would be likely to result therefrom, including but not limited to, the cost of recovering possession of the Premises, expenses of reletting, including renovation and alteration of the Premises, reasonable attorneys’ fees, and that portion of any leasing commission paid by Landlord in connection with this Lease applicable to the unexpired Term (as of the date on which this Lease is terminated). The worth, at the time of award, of the amount referred to in provision (ii) of the immediately preceding sentence shall be computed by discounting such amount at the current yield, as of the date on which this Lease is terminated under this Section, on United States Treasury Bills having a maturity date closest to the stated Expiration Date of this Lease, plus one percent per annum. Efforts by Landlord to mitigate damages caused by Tenant’s Default shall not waive Landlord’s right to recover damages under this Section. If this Lease is terminated through any unlawful entry and detainer action, Landlord shall have the right to recover in such proceeding any unpaid Rent and damages as are recoverable in such action, or Landlord may reserve the right to recover all or any part of such Rent and damages in a separate suit; or

22.2.2    Continue the Lease and either (a) continue Tenant’s right to possession or (b) terminate Tenant’s right to possession and in the case of either (a) or (b), recover the Rent as it becomes due. Acts of maintenance, efforts to relet, and/or the appointment of a receiver to protect the Landlord’s interests shall not constitute a termination of the Tenant’s right to possession; or

22.2.3    Pursue any other remedy now or hereafter available under the laws of the state in which the Premises are located.

22.2.4    Without limitation of any of Landlord’s rights in the event of a Default by Tenant, Landlord may also exercise its rights and remedies with respect to any Security Deposit as set forth herein.

22.2.5    In no event shall Tenant be entitled to any surplus arising from Landlord’s re-renting the Premises, regardless of whether Landlord terminates Tenant’s rights and/or this Lease, as provided for in Section 22.2.1 above, or whether Landlord continues this Lease, as provided for in Section 22.2.2 above.

Any and all of Tenant’s Property that may be removed from the Premises by Landlord pursuant to the authority of this Lease or of Law may be handled, removed, disposed of and/ or stored by Landlord at the sole risk, cost and expense of Tenant, and in no event or circumstance shall Landlord be responsible for the value, preservation or safekeeping thereof. Tenant shall pay to Landlord, upon demand, any and all expenses incurred in such handling, removal, or disposal and all storage charges for such Tenant’s Property so long as the same shall be in Landlord’s possession or under Landlord’s control. Any Tenant’s Property not removed from the Premises as of the Expiration Date or any other earlier date on which this Lease is terminated shall be conclusively presumed to have been conveyed by Tenant to Landlord under this Lease as in a bill of sale, without further payment or credit by Landlord to Tenant, and/or at Landlord’s election (which Landlord may elect whole or in part with respect to Tenant’s Property) shall be deemed abandoned by Tenant and disposed of by Landlord as it sees fit in its sole and absolute discretion. Neither expiration nor termination of this Lease, nor the termination of Tenant’s right to possession, shall relieve Tenant from its liability under the indemnity provisions of this Lease.

22.3           Additional Rights of Landlord. All sums advanced by Landlord or Agent on account of Tenant under this Section, or pursuant to any other provision of this Lease, and all Base Rent and Additional Rent, if delinquent or not paid by Tenant and received by Landlord when due hereunder, shall bear interest (“Default Interest”) at the rate of five percent (5%) per annum above the “prime” or “reference” or “base” rate (on a per annum basis) of interest publicly announced as such, from time to time, by the JPMorgan Chase Bank, NA, or its successor, from the due date thereof until paid, and such interest shall be and constitute Additional Rent and be due and payable upon Landlord’s or Agent’s submission of an invoice therefor. The various rights, remedies and elections of Landlord reserved, expressed or contained herein are cumulative and no one of them shall be deemed to be exclusive of the others or of such other rights, remedies, options or elections as are now or may hereafter be conferred upon Landlord by law.

22.4           Event of Bankruptcy. In addition to, and in no way limiting the other remedies set forth herein, Landlord and Tenant agree that if Tenant ever becomes the subject of a voluntary or involuntary bankruptcy, reorganization, composition, or other similar type proceeding under the federal bankruptcy laws, as now enacted or hereinafter amended, then: (a) “adequate assurance of future performance” by Tenant pursuant to Bankruptcy Code Section 365 will include (but not be limited to) payment of an additional/new security deposit in the amount of three times the then current Base Rent payable hereunder; (b) any person or entity to which this Lease is assigned, pursuant to the provisions of the Bankruptcy Code, shall be deemed, without further act or deed, to have assumed all of the obligations of Tenant arising under this Lease on and after the effective date of such assignment, and any such assignee shall, upon demand by Landlord, execute and deliver to Landlord an instrument confirming such assumption of liability; (c) notwithstanding anything in this Lease to the contrary, all amounts payable by Tenant to or on behalf of Landlord under this Lease, whether or not expressly denominated as “Rent”, shall constitute “rent” for the purposes of Section 502(b)(6) of the Bankruptcy Code; and (d) if this Lease is assigned to any person or entity pursuant to the provisions of the Bankruptcy Code, any and all monies or other considerations payable or otherwise to be delivered to Landlord or Agent (including Base Rent, Additional Rent and other amounts hereunder), shall be and remain the exclusive property of Landlord and shall not constitute property of Tenant or of the bankruptcy estate of Tenant. Any and all monies or other considerations constituting Landlord’s property under the preceding sentence not paid or delivered to Landlord or Agent shall be held in trust by Tenant or Tenant’s bankruptcy estate for the benefit of Landlord and shall be promptly paid to or turned over to Landlord.

22.5           Sale of Premises. Notwithstanding anything contained in this Lease to the contrary, the sale of the Premises by Landlord shall not constitute Landlord’s acceptance of Tenant’s abandonment of the Premises or rejection of the Lease or in any way impair Landlord’s rights upon Tenant’s default, including, without limitation, Landlord’s right to damages.

22.6           Landlord’s rights and remedies under this Section are collectively referred to as “Landlord Remedies”.

23.   LANDLORD’S DEFAULT.

In the event that Landlord defaults in the observance or performance of any term or condition required to be performed by Landlord hereunder, Tenant, may commence an action in a court of competent jurisdiction to compel performance by Landlord hereunder; provided, however, that Tenant may not exercise such remedy without first providing written notice of the alleged default to Landlord, setting forth with reasonable specificity and detail the nature of such default, and thereafter permitting Landlord a thirty (30) day period to cure such default (which cure period may be extended if Landlord is diligently pursuing performance of the applicable cure, but such cure is not completed within the 30 day period). Upon expiration of Landlord’s cure period, Tenant shall deliver written notice to Landlord advising of Tenant’s election to file the action contemplated above. The remedy provided in this Section is Tenant’s sole and exclusive remedy, whether at law or in equity. In connection with the exercise of the foregoing remedy or otherwise, Tenant shall not be entitled to any abatement, deduction or set off against the Rent payable hereunder.

24.   BROKER.

Tenant covenants, warrants and represents that Tenant’s Broker was the only broker to represent Tenant in the negotiation of this Lease.  Landlord covenants, warrants and represents that Landlord’s Broker was the only broker to represent Landlord in the negotiation of this Lease.  Landlord shall be solely responsible for paying the commission of both Tenant’s Broker and Landlord’s Broker.  Each party agrees to and hereby does indemnify, defend and hold the other harmless against and from any brokerage commissions or finder’s fees or claims thereof by a party claiming to have dealt with the indemnifying party and all costs, expenses and liabilities in connection therewith, including, without limitation, reasonable attorneys’ fees and expenses, for any of the foregoing.  The provisions of this Section shall survive the termination or expiration of this Lease.

25.   MISCELLANEOUS.

25.1           Merger. All prior understandings and agreements between the parties are merged in this Lease, which alone fully and completely expresses the agreement of the parties. No agreement shall be effective to modify this Lease, in whole or in part, unless such agreement is in writing, and is signed by the party against whom enforcement of said change or modification is sought.

25.2           Notices. Any notice required to be given by either party pursuant to this Lease, shall be in writing and shall be deemed to have been properly given, rendered or made only if (a) personally delivered, or (b) if sent by Federal Express or other comparable commercial overnight delivery service, or (c) sent by certified mail, return receipt requested and postage prepaid, addressed (in the case of any or all of (a), (b) and (c) above) to the other party at the addresses set forth below each party’s respective signature block (or to such other address as Landlord or Tenant may designate to each other from time to time by written notice), and shall be deemed to have been given, rendered or made (i) on the day so delivered or (ii) in the case of overnight courier delivery on the first business day after having been deposited with the courier service, and (iii) in the case of certified mail, on the third (3rd) business day after deposit with the U.S. Postal Service, postage prepaid.

25.3           Non-Waiver. The failure of either party to insist, in any one or more instances, upon the strict performance of any one or more of the obligations of this Lease, or to exercise any election herein contained, shall not be construed as a waiver or relinquishment at the time for the future of the performance of such one or more obligations of this Lease or of the right to exercise such election, but the Lease shall continue and remain in full force and effect with respect to any subsequent breach, act or omission. The receipt and acceptance by Landlord or Agent of Base Rent or Additional Rent with knowledge of any breach by Tenant of any obligation of this Lease shall not be deemed a waiver of such breach.

25.4           Legal Costs. Any party in breach or default under this Lease (the “Defaulting Party”) shall reimburse the other party (the “Nondefaulting Party”) upon demand for any legal fees and court (or other administrative proceeding) costs or expenses that the Nondefaulting Party incurs in connection with the breach or default, regardless whether suit is commenced or judgment entered. Such costs shall include legal fees and costs incurred for the negotiation of a settlement, enforcement of rights or otherwise. Furthermore, in the event of litigation, the court in such action shall award to the party in whose favor a judgment is entered a reasonable sum as attorneys’ fees and costs, which sum shall be paid by the losing party. Tenant shall pay Landlord’s attorneys’ reasonable fees incurred in connection with Tenant’s request for Landlord’s consent under provisions of this Lease governing assignment and subletting, or in connection with any other act which Tenant proposes to do and which requires Landlord’s consent. All payments due hereunder from Tenant to Landlord shall be deemed Additional Rent.

25.5           Parties Bound. Except as otherwise expressly provided for in this Lease, this Lease shall be binding upon, and inure to the benefit of, the successors and assignees of the parties hereto. Tenant hereby releases Landlord named herein from any obligations of Landlord for any period subsequent to the conveyance and transfer of Landlord’s ownership interest in the Property. In the event of such conveyance and transfer, Landlord’s obligations hereunder shall thereafter be binding upon each transferee (whether Successor Landlord or otherwise). No obligation of Landlord shall arise under this Lease until the instrument is signed by, and delivered to, both Landlord and Tenant.

25.6           Recordation of Lease. Tenant shall not record or file this Lease (or any memorandum hereof) in the public records of any county or state.

25.7           Governing Law; Construction. This Lease shall be governed by and construed in accordance with the laws of the state in which the Property is located. If any provision of this Lease shall be invalid or unenforceable, the remainder of this Lease shall not be affected but shall be enforced to the extent permitted by Law. The captions, headings and titles in this Lease are solely for convenience of reference and shall not affect its interpretation. This Lease shall be construed without regard to any presumption or other rule requiring construction against the party causing this Lease to be drafted. Each covenant, agreement, obligation, or other provision of this Lease to be performed by Tenant, shall be construed as a separate and independent covenant of Tenant, not dependent on any other provision of this Lease. All terms and words used in this Lease, regardless of the number or gender in which they are used, shall be deemed to include any other number and any other gender as the context may require.

25.8           Time. Time is of the essence for this Lease unless waived by Landlord (which it shall have the right, but not the obligation to do). If the time for performance hereunder falls on a Saturday, Sunday or a day that is recognized as a holiday in the state in which the Property is located, then such time shall be deemed extended to the next day that is not a Saturday, Sunday or holiday in said state.

25.9           Authority of Tenant. Tenant and the person(s) executing this Lease on behalf of Tenant hereby represent, warrant, and covenant with and to Landlord as follows: the individual(s) acting as signatory on behalf of Tenant is(are) duly authorized to execute this Lease; Tenant has procured (whether from its members, partners or board of directors, as the case may be), the requisite authority to enter into this Lease; this Lease is and shall be fully and completely binding upon Tenant; and Tenant shall timely and completely perform all of its obligations hereunder.

25.10         WAIVER OF TRIAL BY JURY. LANDLORD AND TENANT, TO THE FULLEST EXTENT THAT THEY MAY LAWFULLY DO SO, HEREBY WAIVE TRIAL BY JURY IN ANY ACTION OR PROCEEDING BROUGHT BY ANY PARTY TO THIS LEASE WITH RESPECT TO THIS LEASE, THE PREMISES, OR ANY OTHER MATTER RELATED TO THIS LEASE OR THE PREMISES.

25.11         Relocation. Landlord shall have the right to relocate Tenant from the Premises to comparable (as to size, configuration and improvements) alternative space in the Property or in another building that Landlord (or its affiliate) owns in the same business park or campus in which the Property is located (in either case, the “Replacement Premises”) upon 90 days’ prior written notice to Tenant. In the event of such a relocation, Landlord shall make reasonable, good faith efforts to coordinate with Tenant a mutually acceptable plan (as to scope and timing) for such relocation, and Landlord shall be responsible for the third party costs actually incurred to accomplish the physical relocation of Tenant (e.g. movers and telephone company charges). If the Replacement Premises are larger in size than the original Premises, there shall be no adjustment in Tenant’s Base Rent; however, Tenant’s Proportionate Share shall be appropriately modified, thereby resulting in a potential increase in Tenant’s Additional Rent. If, however, the Replacement Premises is a smaller size (as to rentable square feet) than the original Premises, Landlord shall appropriately adjust both Tenant’s Base Rent and its Proportionate Share.

25.12         Financial Information. From time to time during the Term, Tenant shall deliver to Landlord information and documentation describing and concerning Tenant’s financial condition, and in form and substance reasonably acceptable to Landlord, within ten (10) days following Landlord’s written request therefor. Upon Landlord’s request, Tenant shall provide to Landlord the most currently available audited financial statement of Tenant; and if no such audited financial statement is available, then Tenant shall instead deliver to Landlord its most currently available balance sheet and income statement. Furthermore, upon the delivery of any such financial information from time to time during the Term, Tenant shall be deemed to automatically represent and warrant to Landlord that the financial information delivered to Landlord is true, accurate and complete, and that there has been no adverse change in the financial condition of Tenant since the date of the then-applicable financial information.

25.13         Confidential Information. Tenant and Landlord agree to maintain in strict confidence the economic terms of this Lease and any or all other materials, data and information delivered to or received by any or all of Tenant and Tenants’ Parties or Landlord and Landlord’s Parties either prior to or during the Term in connection with the negotiation and execution hereof. The provisions of this Section shall survive the termination of this Lease. Notwithstanding the forgoing or anything else in this Lease, Tenant will be allowed to make any disclosure (a) to affiliates, agents, employees or other persons who agree to maintain the confidentiality of such information to the same extent as required by the Tenant, (b) as required to comply with any government law, rule or regulation, or court order, including but not limited to the SEC, the FDA, and the EPA, and (c) pursuant to 18 USC § 1833(b), an individual shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that — (A) is made (i) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (B) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. Furthermore, an individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the trade secret to the attorney of the individual and use the trade secret information in the court proceeding, if the individual — (A) files any document containing the trade secret under seal; and (B) does not disclose the trade secret, except pursuant to court order.

25.14         Submission of Lease. Submission of this Lease to Tenant for signature does not constitute a reservation of space or an option to lease, or an offer to lease. This Lease is not effective until execution by and delivery to both Landlord and Tenant.

25.15         Lien Prohibition. Tenant shall not permit any notice of unpaid balance or right to file lien, construction lien, construction lien claim, mechanics or materialmen’s liens to be filed or to attach to the Premises or the Property. Tenant, at its expense, shall procure the satisfaction or discharge of record of all such liens and encumbrances within 30 days after the filing thereof; or, within such thirty (30) day period, Tenant shall provide Landlord, at Tenant’s sole expense, with endorsements (satisfactory, both in form and substance, to Landlord and the holder of any mortgage or deed of trust) to the existing title insurance policies of Landlord and the holder of any mortgage or deed of trust, insuring against the existence of, and any attempted enforcement of, such lien or encumbrance. In the event Tenant has not so performed, Landlord may, at its option, pay and discharge such liens and Tenant shall be responsible to reimburse Landlord, on demand and as Additional Rent under this Lease, for all costs and expenses incurred in connection therewith, together with Default Interest thereon, which expenses shall include reasonable fees of attorneys of Landlord’s choosing, and any costs in posting bond to effect discharge or release of the lien as an encumbrance against the Premises or the Property. The provisions of this Section shall survive the termination or expiration of this Lease.

THE INTEREST OF THE LANDLORD IN THE PREMISES SHALL NOT, UNDER ANY CIRCUMSTANCES, BE SUBJECT TO LIENS FOR ALTERATIONS MADE BY THE TENANT OR ANY OTHER ACT OF TENANT.

25.16         Landlord’s Covenants; No Termination Right. All obligations of Landlord hereunder shall be construed as covenants, not conditions; and, except as may be otherwise expressly provided in this Lease, Tenant may not terminate, and to the extent permitted by Law waives the benefit of any Law now or hereafter in effect which would permit Tenant to terminate, this Lease for breach of Landlord’s obligations hereunder.

25.17         Anti-Terrorism. Tenant represents and warrants to and covenants with Landlord that (i) neither Tenant nor any of its officers, directors, members, partners, shareholders or other equity interest holders, nor any of their affiliates (collectively, the “Tenant Parties”) currently is, nor shall any of them be, at any time during the Term, in violation of any laws or regulations relating to either or both terrorism and money laundering; (ii) none of the Tenant Parties is, nor shall any of them be, during the Term (1) a person or entity owned or controlled by, affiliated with, or acting for or on behalf of, any person or entity that is identified as a “Specially Designated National” on the then - most current list published by the US Treasury Department’s Office of Foreign Assets Control or other replacement official publication of such list, or (2) a person or entity who is identified as, or affiliated with, a person or entity designated as a terrorist, or associated with terrorism or money laundering, pursuant to regulations promulgated in connection with the USA Patriot Act; and (iii) Tenant has taken and shall continue to take during the Term, reasonably appropriate steps to understand its legal obligations under all anti-terrorism laws and regulations, and has implemented, and shall continue to implement during the Term, appropriate procedures to assure its continued compliance with them. At any time and from time-to-time during the Term, Tenant shall deliver to Landlord, within ten (10) days after receipt of a written request therefor, a written certification and such other evidence as Landlord may reasonably request evidencing and confirming Tenant's compliance with this Section. Notwithstanding anything to the contrary set forth in this Lease, no notice or cure period shall be required or provided with respect to any breach or default under this Section.

25.18         Electronic Signatures; and Counterparts. The parties acknowledge and consent to be bound by electronic signatures, including signatures of any required witness. This Lease may be executed in multiple counterparts, but all such counterparts shall together constitute a single, complete and fully-executed document.

25.19         Waive of Right of Redemption. Tenant waives all right of redemption to which Tenant may be entitled by Law.

25.20         Injunctive Relief. Any violation, attempted violation, or threatened violation, of any provision of this Lease by Tenant, can be remedied by injunction, which shall be a cumulative remedy in addition to any other remedy available to Landlord under this Lease or by any Law, and Tenant shall not raise as a defense thereto that Landlord has an adequate remedy at Law.

25.21         Joint and Several Liability. All parties signing this Lease as Tenant shall be jointly and severally liable for all obligations of Tenant hereunder.

25.22         Cross-Default.   For purposes of this Section, the terms “Landlord” and “Tenant” shall refer to the parties named in this Lease, and to their respective affiliates, subsidiaries and parent, if any.  Any Default by Tenant under this Lease and/or under any other lease made with Landlord shall, at the option of Landlord, constitute a Default by Tenant under this Lease and/or under all other leases made with Landlord.

[Signature Pages Follow]

IN WITNESS WHEREOF, Landlord and Tenant have duly executed this Lease as of the day and year first above written.

LANDLORD:

FR JH 10, LLC, a Delaware limited liability company

/s/JOHANNSON YAP
By:	Johannson Yap
Its:	Chief Investment Officer and Executive Vice President

December 6, 2021
Date

Landlord’s Address for Notices:

First Industrial Realty Trust, Inc.

1661 Feehanville Drive
Suite 400
Mount Prospect, IL 60056

Attn:    Operations

Attn: FR JH 10, LLC

With a copy by email only to:

Legal.Notices@firstindustrial.com

TENANT:

Nanophase Technologies Corporation, a Delaware Corporation

/s/JESS JANKOWSKI
By:	Jess Jankowski
Its:	President & Chief Executive Officer

November 30, 2021
Date

Tenant’s Addresses for Notices:

Nanophase Technologies Corporation

1319 Marquette Drive

Romeoville, IL 60446

After Commencement Date:

Same

With a copy to:

N/A

EXHIBIT A

Legal Description

(12734) 400 Crossroads Parkway, Bolingbrook, IL

PARCEL 1:

LOT 2 IN BLOCK 2 IN CROSSROADS BUSINESS PARK, BEING PART OF SECTIONS 21 AND 22, TOWNSHIP 37 NORTH, RANGE 10, EAST OF THE THIRD PRINCIPAL MERIDIAN, ACCORDING TO THE PLAT THEREOF RECORDED AUGUST 8, 1990 AS DOCUMENT R90-43649, IN WILL COUNTY, ILLINOIS.

PARCEL 2:

EASEMENT FOR THE BENEFIT OF PARCEL 1 AS CREATED BY RECIPROCAL ACCESS EASEMENT AGREEMENT BY AND BETWEEN AMB PROPERTY II, L.P., A DELAWARE LIMITED PARTNERSHIP, AND PRUDENTIAL INSURANCE COMPANY OF AMERICA, A NEW JERSEY CORPORATION, RECORDED JUNE 15, 1999 AS DOCUMENT R99-074915, DESCRIBED AS FOLLOWS: THE WESTERLY 25 FEET OF THE SOUTHERLY 180 FEET OF LOT 1 IN BLOCK 2 IN CROSSROADS BUSINESS PARK, BEING A SUBDIVISION IN PART OF SECTIONS 21 AND 22, TOWNSHIP 37 NORTH, RANGE 10, EAST OF THE THIRD PRINCIPAL MERIDIAN, ACCORDING TO THE PLAT THEREOF RECORDED AUGUST 9, 1990 AS DOCUMENT R90-43649, IN WILL COUNTY, ILLINOIS.

PARCEL 3:

EASEMENT FOR THE BENEFIT OF PARCEL 1 AS CREATED BY RECIPROCAL ACCESS EASEMENT AGREEMENT BY AND BETWEEN AMB PROPERTY II, L.P., A DELAWARE LIMITED PARTNERSHIP, AND PROLOGIS TRUST, A MARYLAND CORPORATION, RECORDED JUNE 15, 1999 AS DOCUMENT R99-074916, DESCRIBED AS FOLLOWS: THE EASTERLY 25 FEET OF THE SOUTHERLY 180 FEET OF LOT 3 IN BLOCK 2 IN CROSSROADS BUSINESS PARK, BEING A SUBDIVISION IN PART OF SECTIONS 21 AND 22, TOWNSHIP 37 NORTH, RANGE 10, EAST OF THE THIRD PRINCIPAL MERIDIAN, ACCORDING TO THE PLAT THEREOF RECORDED AUGUST 9, 1990 AS DOCUMENT R90-43649, IN WILL COUNTY, ILLINOIS.

A

LEASE EXHIBIT A-1

Depiction of Premises

*[***]

A-1

LEASE EXHIBIT B

BROOM CLEAN CONDITION AND REPAIR REQUIREMENTS

●	All lighting must be in good working order with replacement of bulbs, ballasts, and lenses as needed.
●	All truck doors and dock levelers must be serviced and in good operating order, including overhead door springs, rollers, tracks, and motorized door operator. Replace dented truck door panels, broken panels and cracked lumber, adjust door tension to insure proper operation, and paint replacement doors to match the Building standard.
●	All structural steel columns in the warehouse and office must be inspected and, after receiving approval of Landlord, any damage repaired.
●	All HVAC system must be in good working order and well maintained, including the replacement of any necessary parts. This includes, filters, thermostats, warehouse heaters and exhaust fans. Upon move-out, Landlord will inspect the condition of the HVAC system with a certified mechanical contractor.
●	All portions of the Premises must be clean, and free of excessive dust, dirt, grease, oil and stains. This includes all flooring (including all carpets and vinyl tiles), all fixtures, the coffee bar, restroom areas, windows, and walls. All holes or chips in the walls or flooring must be repaired. The walls must be in paintable condition.
●	The floor/slab shall be in good condition and repair. Cracks in concrete and asphalt shall be acceptable if they are ordinary wear and tear, and are not the result of misuse. There must be no protrusion of anchors from the warehouse floor and all holes must be patched.
●	All windows with cracks or breakage must be replaced.
●	Tenant must provide keys for all locks on the Premises, including front doors, rear doors, and interior doors.
●	All mechanical and electrical systems must be left in a safe condition that conforms to code. All low voltage wiring must be removed from the Premises and any damage caused by that removal repaired to Landlord’s reasonable satisfaction. Wires and installations will be corrected to Landlord’s reasonable satisfaction. If machinery/equipment is removed, the electrical lines must be properly terminated at the nearest junction box.
●	All plumbing fixtures must be in good working order and not leak, including, the water heater, faucets and toilets.
●	All Dock bumpers will be left in place and well-secured.
●	Drop grid ceiling must be free of excessive dust. No ceiling tiles may be missing or damaged.
●	All trash must be removed from both inside and outside of the Building.
●	All signs in front of the Building and on exterior or interior doors must be removed.

B

LEASE EXHIBIT C

RULES & REGULATIONS

In addition to the terms and provisions of this Lease, during the Lease Term, Tenants shall comply with all rules and regulations set forth below.

●	No part of the Premises or Common Areas shall be used for any purpose other than as permitted by the zoning regulations of the County in which the Premises is located for the type of zoning given in Exhibit A or as stipulated in the Lease.
●	No materials or products shall be manufactured or stored that constitute a nuisance or cause the emission of noxious odors or gases or smoke. No burning of materials, outside or inside the Premises, will be permitted.
●	No fence, wall, loading facility, outside storage facility, or permanent improvements will be erected or constructed without the prior written approval of Landlord.
●	Tenants will keep their Premises safe, clean, neat and provide for the removal of trash from their Premises. No pets will be allowed on the Premises.
●	No materials, supplies or products shall be stored outside without the prior written approval of the Landlord, except Industrial Gas Tanks commonly used in production.
●	Tenants shall not cause or make an excessive noise, odor, harmful sewage or vibration that could be deemed objectionable to other Tenants.
●	No signs are to be erected other than the standard format, on the space provided for by Landlord on the Premises.
●	Each Tenant must maintain a pest control program appropriate to their Use.
●	A fifteen (15) mile-per-hour speed limit is to be observed within the Premises.
●	No employee parking will be permitted on the streets or in the Premises other than in the areas designated by the Landlord.
●	All enterprises are to be conducted in a business-like manner.
●	Hot Work Activities conducted inside any area of the building, the roof, or within 50 feet of the exterior of the building requires Hot Work Approval. An Approval Form must be submitted and approved by the First Industrial Property Manager before performing Hot Work Activities. Hot Work Activities are defined as any work activity that uses or produces flames, or heat that would act as an ignition source for any flammable or combustible material.

C

LEASE EXHIBIT D

Landlord’s Work

Landlord, at Landlord’s sole cost, shall provide a minimum of [***] of power to the premises. This will be completed as soon as commercially reasonable. Tenant and Landlord will coordinate in submitting any Tenant information necessary to Com Ed for the upgrade.

Landlord, at Landlord’s sole cost, shall service all loading docks, dock doors, and levelers to ensure they are delivered in Good Working order. Landlord and Tenant acknowledge that the dock doors will be delivered as-is and any replacement work will be performed when materials are commercially reasonably available, estimated to be [***] 2022.

Landlord, at Landlord’s sole cost, shall upgrade all building lighting with LED fixtures.

D

LEASE EXHIBIT E

Confirmation of Commencement Date

S A M P L E – Do not fill out until document is required

[Date]

[Tenant’s Name and Address]

RE:         [Describe lease, by title and date (the “Lease”); name Landlord and Tenant]

Dear [Name of Contact Person at Tenant]:

This letter shall confirm that the Commencement Date for the above-referenced Lease is [specify Commencement Date].

[Name of Tenant], as Tenant, hereby acknowledges the following: (i) Tenant is in possession of the Premises (as defined in the Lease); (ii) the Lease is in full force and effect; (iii) Landlord is not in default under the Lease; and (iv) possession of the Premises is accepted by Tenant as having been delivered in accordance with the terms and conditions of the Lease.

Our records indicate the following information for the [Number of square feet comprising Premises] square feet of space:

Commencement Date:	____________________ 20__
Base Rent Commencement Date:	____________________ 20__
Next Monthly Base Rent Due:	____________________ 20__
Operating Expense Commencement Date:	____________________ 20__
Lease Expiration Date:	____________________ 20__

Please sign two (2) copies of this letter in the space provided below acknowledging your agreement with the above and return them to me at my office. I suggest you attach a copy of this letter to your copy of the Lease.

Thank you again for your cooperation and assistance regarding this matter. Please contact me at any time should you have questions regarding the lease, building, or any related manner.

Do not sign until document is required

Sincerely,	Acknowledged and Agreed to this ___ day of ___________________________, 20____

[Name]	[Name of Tenant]

By:

Title:

E

Form for Tenant/Issuing Bank. This is a sample- a starting point to share with the Tenant and or Issuing Bank. Ultimately the Letter of Credit will need to comply with Lease requirements. Final Letter of Credit will be written on the Issuing Bank form.

LEASE EXHIBIT F

SAMPLE

IRREVOCABLE STANDBY LETTER OF CREDIT NO. __________

INTENTIONALLY OMITTED

F

LEASE EXHIBIT G

Tenant Contact Information

[***************]

G

LEASE EXHIBIT H

Sign Specifications

Pursuant to and in addition to Signage, as defined in the Lease, final approval of Tenant’s sign is subject to property manager’s review of Tenant’s specific sign specification, rendering and mounting detail.

H

LEASE EXHIBIT I

TENANT IMPROVEMENT ALLOWANCE

Landlord consents to (but does not require) Tenant's completion of certain improvements in, on or to the Premises as mutually agreed to by Landlord and Tenant, subject to the requirements of, and any changes required by local building and planning officials and authorities (collectively, the “Improvements”). Any construction and installations shall be in locations acceptable to Landlord in its reasonable discretion. The Improvements shall be coordinated and performed solely by Tenant on a lien free basis using new materials and contractors acceptable to Landlord, such acceptance not to be unreasonably denied, delayed or conditioned. Tenant Improvements, and all plans and specifications therefor, shall comply with applicable building and construction codes, zoning ordinances, ADA requirements, and other applicable laws, statutes, codes and regulations. Tenant shall be solely responsible for obtaining all permits, variances, and approvals (including site plan approvals) related to the Improvements. In that regard, all applications and other submissions to any government agencies or authorities must be submitted to Landlord for its review and approvals prior to submission to the governmental agency or authority. Landlord reserves the right to revoke its consent to all or a portion of the Improvements if after giving consent, (i) the Improvements do not materially comply with any term, condition or requirement attached to or included as part of any site plan or (ii) if any license, permit or variance obtained by Tenant in connection with the Improvements materially alters the nature of the Premises or diminishes its value. Tenant is also solely responsible, at its cost, for obtaining written approval of the plans and specification for the Improvements (as well as approval for the Improvements themselves) from any private association or board having jurisdiction over the Premises, and for ensuring full compliance with, and obtaining any variances necessary under, the documents pursuant to which any such association or board is organized or operates. Tenant shall not commence construction of the Improvements until all of the approvals, permits, ordinances and other requirements contemplated above have been issued and complied with and approved by Landlord. Tenant shall also be solely responsible for obtaining a certificate of occupancy for the Improvements, and shall observe and comply with all applicable provisions of the Illinois Construction Lien Act. THIS EXHIBIT CONSTITUTES NOTICE TO ALL CONTRACTORS, SUBCONTRACTORS, SUPPLIERS AND LABORERS INVOLVED IN THE IMPROVEMENTS THAT ANY CONSTRUCTION LIEN ARISING FROM OR RELATED TO THE IMPROVEMENTS WILL NOT ATTACH TO LANDLORD' S INTEREST IN THE BUILDING, PREMISES OR PROPERTY).

Subject to Tenant's completion of the Improvements on or before December 31, [***], Landlord shall make available to Tenant an allowance ("Allowance") of up to $[***] (the “Allowance Amount”) to offset the total costs incurred by Tenant to construct and install the Improvements, Tenant is solely liable and responsible for directly paying all costs (whether hard or soft) incurred in connection with the performance, design, construction and installation of the improvements. For purposes of this Lease, the Improvements shall be treated as “Alterations”, Tenant shall furnish to Landlord such information and evidence as Landlord may reasonably request from time to time to enable Landlord to monitor completion of the Improvements and determine Tenant's compliance with the provisions of this Exhibit I. Within 20 days after Landlord’s receipt of the following items (provided the specific Improvements is of the nature that the Tenant would normally be able to obtain such item): (i) full and unconditional final lien waivers from all general contractors and subcontractors, (ii) a final contractor’s/subcontractor’s sworn statement, (iii) a certificate of completion for the Improvements signed by Tenant's contactor, and (iv) a final certificate of occupancy for the Improvements, if applicable, Landlord shall pay the Allowance to Tenant, in an amount equal to the lesser of (a) the Allowance Amount, or (b) the total hard (but not soft) costs Incurred by Tenant to construct and Install (but not design) the Improvements, including but not limited to the following, per Exhibit I:

●	Improvements to the premises

ADDENDUM - OPTION TO RENEW [MARKET RENT]

This Addendum (“Addendum”) is a part of and incorporated into that certain Standard Industrial Lease (the “Lease”; the Lease together with the Addendum shall be collectively referred to herein as the “Lease”) dated as of _______________.

1.       Tenant shall have the option(s) (“Renewal Option”) to renew this Lease for three additional term(s) of 60 months (“Renewal Term”), on all the same terms and conditions set forth in this Lease, except that Base Rent during the Renewal Term shall be equal to Fair Market Rent or [***]% of the final year's rent with [***]% annual bumps thereafter, whichever is greater (as defined in subparagraph 2 below). Tenant shall deliver written notice to Landlord of Tenant’s election to exercise the Renewal Option (“Renewal Notice”) not less than 6 months, nor more than 60 months, prior to the expiry date of the original Term or the first Renewal Term, as applicable; and if Tenant fails to timely deliver the Renewal Notice to Landlord, then Tenant shall automatically be deemed to have irrevocably waived and relinquished all remaining Renewal Option(s).

2.       “Fair Market Rent” shall be determined by Landlord, in its sole, but good faith, discretion based upon the annual base rental rates then being charged in the industrial market sector of the geographic area where the Building is situated for comparable space and for a lease term commencing on or about the commencement date of the applicable Renewal Term and equal in duration to the applicable Renewal Term, taking into consideration:  the geographic location, quality and age of the building; the location and configuration of the relevant space within the applicable building; the extent of service to be provided to the proposed tenant thereunder; applicable distinctions between “gross” lease and “net” leases; the creditworthiness and quality of Tenant; leasing commissions; and any other relevant term or condition in making such evaluation, as reasonably determined by Landlord.  In no event, however, shall the Fair Market Rent be less than the rate of Base Rent in effect as of the expiration date of the original Term or the first Renewal Term, as applicable.  Landlord shall notify Tenant of Landlord’s determination of Fair Market Rent for the Renewal Term, by providing a proposed amendment (“Amendment”) in writing within 15 days after receiving the applicable Renewal Notice.

3.       Tenant shall then have 10 days after Landlord’s delivery of the Amendment in which to: (i) accept the Amendment, which acceptance shall be evidenced by a duly authorized signature delivered to Landlord; or (ii) instead elect to withdraw and revoke its Renewal Notice in writing, whereupon the Renewal Option shall automatically be rendered null and void.  In the event that Tenant fails to timely return the Amendment or revoke the Renewal Notice then Tenant shall automatically be deemed to have elected (i) above.  If, however, Tenant timely elects (ii), then this Lease shall expire on the original expiry date of the initial Term or the expiration of the current Renewal Term, as applicable.

4.       The Renewal Option is granted subject to all of the following conditions:

(a)     As of the date on which Tenant delivers its applicable Renewal Notice and continuing through the commencement date of the applicable Renewal Term, this Lease shall be in full force and effect and no act or omission shall occur which, with the giving of notice or the passage of time, or both, shall constitute a breach or default by Tenant under this Lease.

(b)     There shall be no further right of renewal after the expiration of the third Renewal Term.

(c)     The Renewal Option is personal to Tenant. In the event that Tenant assigns its interest under this Lease or subleases all or any portion of the Premises, whether or not in accordance with the requirements of Section 8 of the Lease above, and whether directly or indirectly, the provisions of this Addendum shall not be available to, or run to the benefit of, and may not be exercised by, any assignee or sublessee.

(d)     Tenant covenants, warrants and represents that if a broker was used to represent Tenant in the negotiation of this Renewal Option then, the Tenant is solely responsible for all costs and all fees associated with such.  Each party agrees to and hereby does defend, indemnify and hold the other harmless against and from any brokerage commissions or finder’s fees or claims therefore by a party claiming to have dealt with the indemnifying party and all costs, expenses and liabilities in connection therewith, including, without limitation, reasonable attorneys’ fees and expenses, for any breach of the foregoing.  The foregoing indemnification shall survive the termination or expiration of the Lease or extension of Lease.

1